UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Aegerion Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement, if Other than Registrant)

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April 30, 2015

Dear Stockholder:

We are pleased to invite you to attend our 2015 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting will be held on Thursday, June 25, 2015, at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142.

Enclosed are the following:

•	Our Notice of Annual Meeting of Stockholders, or the Notice, and proxy statement for 2015;

•	Our 2014 Annual Report; and

•	A proxy card with a return envelope to record your vote.

The Notice lists the matters to be considered at the Annual Meeting, and the proxy statement describes the matters listed in the Notice.

If you were a stockholder of record as of April 27, 2015, you will receive a printed copy of the proxy materials by mail, and you may mark, date, sign, and mail the proxy card in the envelope provided, or vote over the Internet or by telephone. You will find voting instructions in the proxy statement and on the proxy card.

If you held shares as of April 27, 2015 that were not registered in your own name, but rather were registered in the name of a bank, broker or other institution, you will receive a Notice Regarding Internet Availability of Proxy Materials with instructions that you must follow for your shares to be voted.

Your vote at the Annual Meeting is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you vote as soon as possible by proxy so that your shares are represented at the Annual Meeting. We appreciate your participation and your interest in Aegerion.

Sincerely,

Marc D. Beer Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2015 Annual Meeting of Stockholders of Aegerion Pharmaceuticals, Inc., or the Annual Meeting, will be held on Thursday, June 25, 2015, at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142, for the following purposes:

1.	To elect three Class II directors as nominated by our Board of Directors, each to serve a three-year term expiring at the 2018 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

2.	To approve the Company’s option to settle conversions of our 2.00% Convertible Senior Notes due 2019 issued in August 2014 (the “Convertible Senior Notes”) in cash, shares of our common stock, or through a combination of cash and our common stock, at our election.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 27, 2015. Only stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We are mailing printed copies of our proxy materials, including our 2014 Annual Report, to stockholders of record. For stockholders who hold shares in street name through a bank, broker or other institution as of the record date, we will provide access to these materials via the Internet at www.proxyvote.com. Accordingly, on or about May 7, 2015, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials to all stockholders who held shares in street name as of the record date notifying them that, among other things, they can access our proxy materials and request to receive a printed set of proxy materials at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

BY ORDER OF THE BOARD OF DIRECTORS

Anne Marie Cook Senior Vice President, General Counsel and Secretary

Dated: April 30, 2015

AEGERION PHARMACEUTICALS, INC.

One Main Street

Suite 800

Cambridge, Massachusetts 02142

www.aegerion.com

PROXY STATEMENT—2015 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information about the 2015 Annual Meeting of Stockholders, or the Annual Meeting, of Aegerion Pharmaceuticals, Inc., a Delaware corporation, including any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on Thursday, June 25, 2015, at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142. In this proxy statement, we sometimes refer to Aegerion Pharmaceuticals, Inc. as “Aegerion,” the “Company,” “we,” “us,” or “our.”

This proxy statement contains important information for you to consider when deciding how to vote on the matters for which we are soliciting proxies. Please read it carefully.

Who Can Vote?

Only stockholders of record at the close of business on April 27, 2015, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 28,571,785 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record, and you can vote your shares at the Annual Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you may vote your shares at the Annual Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”

How Will I Receive Proxy Materials?

Stockholders of Record

On or about May 7, 2015, we will mail proxy materials to your address on the records of Computershare Limited.

Hold Shares in Street Name

On or about May 7, 2015, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders who held shares in street name. We have posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). You may choose to access our proxy materials on the website referenced in the Notice or may request to receive a printed set of our proxy materials by either writing to our Investor Relations Department, Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142, or e-mailing Investor Relations at investorrelations@aegerion.com.

What Proposals Will Be Presented at the Annual Meeting and What Are the Voting Recommendations of the Board of Directors?

The proposals that will be presented at the Annual Meeting and our Board of Directors’ voting recommendations are set forth in the table below:

Proposal	Board of Directors’ Voting Recommendation

(1) Elect three Class II directors, as nominated by our Board of Directors, each to serve a three-year term expiring at the 2018 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

For each nominee

(2) Approve the Company’s option to settle conversions of our Convertible Senior Notes in cash, shares of our common stock, or through a combination of cash and our common stock, at our election.	For the approval

(3) Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.	For ratification

We will also consider any other business that properly comes before the Annual Meeting. We are not currently aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, one of the persons named in the enclosed proxy card will vote the shares in their discretion.

How Do I Vote and When is the Deadline for Voting?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting.

Stockholder of Record

If your shares are registered directly in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Your proxy card must be received on or before June 24, 2015, to be counted.

•	In person at the Annual Meeting. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

•	By telephone. You may vote over the telephone by calling toll-free (800) 690-6903 in the U.S.and follow the recorded instructions. Please have your proxy card available when you call. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 24, 2015, to be counted.

•	Over the Internet. You may vote via the Internet by going to http://www.proxyvote.com and following the on-screen instructions. Please have your proxy card available when you access the webpage. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 24, 2015, to be counted.

Hold Shares in Street Name

If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The stockholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to stockholders owning shares through most banks and brokers. Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a broker’s proxy card, and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy card from your broker.

How Many Votes Do I Have?

Each share of common stock that you own as of the record date entitles you to one vote on each matter to be voted on at the Annual Meeting.

What If I Return a Proxy Card But Do Not Make Specific Choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the matters as recommended by our Board of Directors.

Will My Shares Be Voted if I Do Not Return My Proxy Card or Vote by the Deadline?

If you are a stockholder of record, your shares will not be voted if you do not vote using one of the methods described in the section above entitled “How Do I Vote and When is the Deadline for Voting?” in advance of the deadline.

If your shares are held in street name, and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote and When is the Deadline for Voting?,” the bank, broker or other nominee may exercise discretionary authority to vote on routine proposals, but may not vote on non-routine proposals. If your bank, broker or nominee votes on a routine proposal, the shares that cannot be voted on non-routine matters by the bank, broker or nominee that holds your shares are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal No. 3) is considered routine under applicable rules. The election of directors (Proposal No. 1) and the approval of the Company’s option to settle conversions of our Convertible Senior Notes in cash, shares of our common stock, or through a combination of cash and our common stock, at our election (Proposal No. 2) are considered non-routine under applicable rules.

We encourage you to provide voting instructions to the bank, broker or other nominee that holds your shares. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

May I Revoke My Proxy?

If you give a proxy, you may revoke your proxy at any time before the Annual Meeting in any one of the following ways:

•	signing a new proxy card, and submitting it as instructed above in advance of the deadline;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the Annual Meeting in person and voting in person if you are a stockholder of record (attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it).

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote and When is the Deadline for Voting?” for each account to ensure that all of your shares are voted.

What Vote is Required to Approve Each Proposal?

Proposal No. 1 – the election of directors – requires an affirmative vote of a plurality of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal.

Proposal No. 2 – the approval of the Company’s option to settle conversions of our Convertible Senior Notes in cash, shares of our common stock, or through a combination of cash and our common stock, at our election – requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal.

Proposal No. 3 – the ratification of the appointment of our independent registered public accounting firm – requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote for or against the proposal. This vote is non-binding. However, if stockholders fail to ratify the selection of Ernst & Young LLP, the Audit Committee of our Board of Directors, or Audit Committee, will reconsider whether or not to retain the firm for 2015. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2015 if it determines that such a change would be in the best interests of the Company and its stockholders.

What is a Quorum and How are Votes Counted?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date are represented at the meeting either in person or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted with respect to such shares. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will have no effect on Proposal No. 1 (the election of directors), but will have the effect of a vote against Proposal No. 2 (the approval of the Company’s option to settle conversions of our Convertible Senior Notes in cash, shares of our common stock, or through a combination of cash and our common stock, at our election) and Proposal No. 3 (the ratification of our independent registered public accounting firm). Broker non-votes will not be counted towards the vote total for any proposal.

Who Will Pay the Costs of Soliciting these Proxies, and How Are They Being Solicited?

Proxies are being solicited by the Company. We will pay all of the costs of soliciting the proxies described in this proxy statement. Our directors and employees may solicit proxies on our behalf in person or by telephone, fax or electronic transmission. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals, and to obtain authority to execute proxies, and reimburse them for their expenses. We also may utilize the assistance of third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. We have engaged one such third party, The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of expenses that are not expected to exceed $10,000 in the aggregate.

If you choose to access the proxy materials and/or vote on the Internet or telephonically, you are responsible for access charges you may incur.

How Can I Find Out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, June 25, 2015 at 9:00 a.m., local time, at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142. When you arrive at the Annual Meeting location, signs will direct you to the appropriate meeting room. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction provided to you by your bank, broker or other nominee, or other similar evidence of ownership. You are not required to attend the Annual Meeting in order to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2015 (unless otherwise noted) with respect to:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock as of such date, based on currently available Schedules 13G and 13D filed with the Securities and Exchange Commission, or SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or other securities that are immediately exercisable or exercisable within 60 days after April 15, 2015, although these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock, and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage of ownership is based on 28,571,785 shares of common stock outstanding on April 15, 2015.

Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142.

	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders:
Scopia Capital Management LP (1)	5,349,840	18.7%
FMR LLC (2)	3,429,628	12.0%
Putnam Investments, LLC (3)	3,049,607	10.7%
Westfield Capital Management Company, LP (4)	2,755,933	9.6%
Broadfin Capital LLC (5)	2,548,863	8.9%
BlackRock, Inc. (6)	2,186,122	7.7%
Point72 Asset Management, L.P. (7)	1,854,600	6.5%
The Vanguard Group (8)	1,664,690	5.8%
Sarissa Capital Management (9)	1,637,455	5.7%
Integrated Core Strategies (US) LLC (10)	1,456,523	5.1%
Named Executive Officers and Directors:
Marc Beer (11)	1,442,549	5.0%
Mark Fitzpatrick (12)	249,946	*
Craig Fraser (13)	139,000	*
Mark Sumeray (13)	159,771	*
Mary Weger (14)	152,559	*
Sol J. Barer, Ph.D. (15)	87,359	*
Antonio M. Gotto, Jr., M.D., Ph.D. (16)	61,696	*
Jorge Plutzky, M.D.	—	*
David I. Scheer (17)	634,761	2.2%
Sandford D. Smith (13)	39,704	*
Paul G. Thomas (18)	88,053	*
Anne VanLent (19)	13,800	*
All current executive officers and directors as a group (15 persons) (20)	3,495,092	12.2%

*	Less than 1% of our outstanding common stock.
(1)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 17, 2015 by Scopia Capital Management LP, or Scopia Capital, Scopia PX International Master Fund LP, Scopia PX LLC, Matthew Sirovich and Jeremy Mindich, collectively, Scopia, reporting beneficial ownership as of December 31, 2014. Of the 5,349,840 shares of common stock beneficially owned, Scopia Capital, Mr. Mindich and Mr. Sirovich each report shared voting and shared dispositive power as to 5,349,840 shares. Scopia PX International Master Fund LP reports sole voting power as to 2,023,971 shares and sole dispositive power as to 2,023,971 shares. Scopia PX LLC reports sole voting power as to 1,501,587 shares and sole dispositive power as to 1,501,587 shares. The address for Scopia is 152 West 57th Street, 33rd Floor, New York, New York 10019.
(2)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 13, 2015 by FMR LLC and affiliated entities and individuals, or FMR, reporting beneficial ownership as of December 31, 2014. Of the 3,429,628 shares of common stock beneficially owned, FMR reports sole voting power as to no shares and sole dispositive power as to 3,429,628 shares. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(3)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 17, 2015 by Putnam Investments, LLC. d/b/a Putnam Investments and its wholly-owned investment advisers, Putnam Investment Management, LLC, or PIM, and Putnam Advisory Company, LLC, or PAC, collectively, Putnam, reporting beneficial ownership as of December 31, 2014. Of the 3,049,607 shares of common stock beneficially owned, Putnam Investments reports sole voting power as to 5,400 shares and sole dispositive power as to 3,049,607 shares. PIM reports no voting power and sole dispositive power as to 3,014,334 shares. PAC reports sole voting power as to 5,400 shares and sole dispositive power as to 35,273 shares. The address for Putnam is One Post Office Square, Boston, Massachusetts 02109.
(4)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 10, 2015 by Westfield Capital Management Company, LP, or Westfield, reporting beneficial ownership as of December 31, 2014. The shares are owned of record by clients of Westfield in its capacity as investment adviser. Of the 2,755,933 shares of common stock beneficially owned, Westfield reports sole voting power as to 1,719,595 shares and sole dispositive power as to 2,755,933 shares. The address for Westfield is 1 Financial Center, Boston, Massachusetts 02111.
(5)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 17, 2015 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., or Broadfin Healthcare, and Kevin Kotler, reporting beneficial ownership as of December 31, 2014. Of the 2,548,863 shares of common stock beneficially owned, Broadfin Capital, Broadfin Healthcare and Mr. Kotler each report shared voting power as to 2,548,863 shares and dispositive power as to 2,548,863 shares. The address for each of Broadfin Capital and Mr. Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022. The address for Broadfin Healthcare is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.
(6)	The amount shown and the following information are derived from the Schedule 13G/A filed on January 26, 2015 by BlackRock Inc. and its wholly-owned subsidiaries, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC, collectively, BlackRock, reporting beneficial ownership as of December 31, 2014. Of the 2,186,122 shares of common stock beneficially owned, BlackRock reports sole voting power as to 2,186,122 shares and sole dispositive power as to 2,186,122 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.
(7)

The amount shown and the following information are derived from the Schedule 13G/A filed on February 17, 2015 by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC, Everpoint Asset Management, LLC and Steven A. Cohen, reporting beneficial ownership as of December 31, 2014. Of the 1,854,600 shares of common stock beneficially owned, Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen each report shared voting power as to 1,854,600 shares and shared dispositive power as to 1,854,600 shares. Cubist Systematic Strategies, LLC and Everpoint Asset Management, LLC report no voting power or dispositive power as to any of the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder, or the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen is deemed to be a beneficial owner of such securities; however, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Steven A. Cohen, Cubist Systematic Strategies, LLC and Everpoint Asset Management, LLC disclaims that it is, in fact, the beneficial owner of such securities. The address for Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902. The address for Cubist Systematic Strategies, LLC is 330 Madison Avenue, New York, NY 10173. The address for EverPoint Asset Management, LLC is 510 Madison Avenue, New York, NY 10022.
(8)	The amount shown and the following information are derived from the Schedule 13G/A filed on February 10, 2015 by The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., collectively, Vanguard, reporting beneficial ownership as of December 31, 2014. Of the 1,664,690 shares of common stock beneficially owned, Vanguard reports sole voting power as to 37,133 shares, sole dispositive power as to 1,630,257 shares and shared dispositive power as to 34,433 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(9)	The amount shown and the following information are derived from the Schedule 13D filed on February 5, 2015 by Sarissa Capital Management LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Domestic Fund LP and Alexander J. Denner, reporting beneficial ownership as of January 30, 2015. Of the 1,637,455 shares of common stock beneficially owned, Sarissa Capital Management LP and Mr. Denner each reports shared voting power as to 1,637,455 shares and shared dispositive power as to 1,637,455 shares. Sarissa Capital Offshore Master Fund LP reports sole voting power as to 643,547 shares and sole dispositive power as to 643,547 shares. Sarissa Capital Domestic Fund LP reports sole voting power as to 993,908 shares and sole dispositive power as to 993,908 shares. The address for Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP and Mr. Denner is 660 Steamboat Road, 3rd Floor, Greenwich, CT 06830. The address for Sarissa Capital Offshore Master Fund LP is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.
(10)

The amount shown and the following information are derived from the Schedule 13G/A filed on February 2, 2015 by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd., Integrated Assets, Ltd., Millennium International Management LP, Millennium International Management GP LLC, Millennium Management LLC, collectively, the Millennium entities, and Israel A. Englander reporting beneficial ownership as of December 31, 2014. Of the 1,456,523 shares of common stock beneficially owned, Integrated Core Strategies (US) LLC, beneficially owned 974,164 shares (consisting of 913,448 shares of common stock and 60,716 shares of common stock issuable upon conversion of a convertible note), ICS Opportunities, Ltd. beneficially owned 233,878 shares of common stock and Integrated Assets, Ltd. beneficially owned 248,481 shares of common stock. Millennium International Management LP is the investment manager to ICS Opportunities, Ltd. and Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, Ltd. and Integrated Assets, Ltd. Millennium International Management GP LLC is the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, Ltd. and Integrated Assets, Ltd. Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies (US) LLC and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% shareholder of ICS Opportunities, Ltd. and Integrated Assets, Ltd. and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, Ltd. and Integrated Assets, Ltd. Israel A. Englander is the managing member of Millennium International Management GP and Millennium Management. Consequently, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd. and Integrated Assets, Ltd. For the purposes of the reporting requirements of the Exchange Act, each of the Millennium entities and Mr. Englander is deemed to be a beneficial owner of such securities; however, each of the Millennium entities and Mr. Englander disclaim that it is, in fact, the beneficial owner of such securities. The address for the Millennium entities and Mr. Englander is 666 Fifth Avenue, New York, New York 10103.
(11)	Consists of 78,631 shares of common stock held directly; 183,245 shares of common stock held by The Marc D. Beer 2006 Revocable Trust, of which Mr. Beer is the sole beneficiary; 55,861 shares held by a grantor retained annuity trust; 7,156 shares of common stock held indirectly by Mr. Beer in a Roth IRA; 200 shares of common stock owned by Mr. Beer’s son; and 1,117,456 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(12)	Consists of 9,400 shares of common stock owned directly, and 240,546 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(13)	Represents shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(14)	Consists of 3,038 shares of common stock owned directly and 149,521 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(15)	Consists of 29,890 shares of common stock held directly, and 57,469 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(16)	Consists of 13,916 shares of common stock owned directly and 47,780 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(17)	Consists of 10,000 shares held directly, 587,219 shares of common stock held by Scheer Investment Holdings VII LLC and 37,542 shares of common stock subject to options exercisable within 60 days of April 15, 2015. Mr. Scheer, the Chairman of our Board of Directors, is the managing member of Scheer Investment Holdings VII LLC. Mr. Scheer has sole power to vote all shares. Mr. Scheer disclaims beneficial ownership except to the extent of his proportionate pecuniary interest in the funds. The address for Scheer Investment Holdings VII LLC is 555 Long Wharf Drive, 11th Floor, New Haven, CT 06511.
(18)	Consists of 36,978 shares of common stock held directly and 51,075 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(19)	Consists of 4,000 shares of common stock owned directly and 9,800 shares of common stock subject to options exercisable within 60 days of April 15, 2015.
(20)	In addition to the holdings of the current named executive officers, includes 157,854 shares of common stock subject to options exercisable within 60 days of April 15, 2015 held by Anne Marie Cook, our SVP, General Counsel and Secretary; 1,500 shares of common stock held directly and 224,708 shares of common stock subject to options exercisable within 60 days of April 15, 2015 held by Martha Carter, our Chief Regulatory Officer; and 4,660 shares of common stock held directly and 37,172 shares of common stock subject to options exercisable within 60 days of April 15, 2015 held by William Andrews, our SVP, Business Development.

BOARD OF DIRECTORS

The authorized size of our Board of Directors is eight and we currently have eight directors in place. Our Board of Directors is divided into three classes with members of each class serving for staggered three-year terms, as follows:

•	Mr. Smith, Mr. Thomas and Ms. VanLent serve as Class II directors, and their current terms expire at the Annual Meeting. Mr. Smith, Mr. Thomas and Ms. VanLent have each been nominated for re-election at the Annual Meeting. If re-elected at the Annual Meeting, their new terms will expire at our 2018 Annual Meeting of Stockholders.

•	Mr. Beer and Mr. Scheer serve as Class III directors, and their current terms will expire at our 2016 Annual Meeting of Stockholders.

•	Dr. Barer, Dr. Gotto and Dr. Plutzky serve as Class I directors, and their current terms will expire at our 2017 Annual Meeting of Stockholders.

Our by-laws provide that any vacancies in our Board of Directors and newly created directorships may be filled only by our Board of Directors, and that the authorized number of directors may be changed only by our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. These provisions of our by-laws and the classification of our Board of Directors may have the effect of delaying or preventing changes in the control or management of the Company.

Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, or the Nominating Committee, voted to nominate Mr. Smith, Mr. Thomas and Ms. VanLent for re-election as Class II directors at the Annual Meeting, for a term of three years, to serve until the 2018 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or their earlier resignation or removal. Our Board of Directors has determined that Mr. Smith, Mr. Thomas and Ms. VanLent each possess the requisite skills, personal integrity, business judgment, industry experience and willingness to devote the time and effort necessary to serve as an effective member of our Board of Directors. A description of the background of each nominee, along with other specific experiences, qualifications, attributes or skills that contributed to the Board of Directors’ decision to nominate the nominees, is set forth below, followed immediately by similar disclosure for our existing directors whose terms of office extend beyond the Annual Meeting.

Nominees for Election at the Annual Meeting

Name	Age	Director Class/Year of Term Expiration	Director Since	Position
Sandford D. Smith	68	Class II / 2015	2012	Director
Paul Thomas	59	Class II / 2015	2011	Director
Anne VanLent	67	Class II / 2015	2013	Director

Sandford D. Smith has served as a member of our Board of Directors since January 2012. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. Mr. Smith is currently a Managing Director of Tullis Health Investors, which manages a family of funds and investments focusing on the healthcare industry. Prior to joining Tullis Health Investors in January 2012, Mr. Smith served from 1996 until 2011 in various senior and executive management positions at Genzyme Corporation, including most recently as Executive Vice President and President, International Group with responsibility for the commercial activities for Genzyme’s products outside of the U.S. Prior to joining Genzyme, Mr. Smith served from 1986 to 1996 as President and Chief Executive Officer and a Director of Repligen Corporation. Mr. Smith previously held a number of positions with Bristol-Myers Squibb Company from 1977 to 1986, including Vice President of Business Development and Strategic Planning for the Pharmaceutical Group. Mr. Smith currently serves as a director of Cytokynetics, Inc. (a public biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions), Apricus Biosciences, Inc. (a publicly traded biopharmaceutical company focused on advancing innovative medicines in urology and rheumatology), and Neuralstem, Inc. (a publicly traded regenerative medicine company focused on the production of multiple types of central nervous system stem cells for the potential treatment of certain CNS diseases). Mr. Smith serves as a member of the President’s Advisory Board of Brigham and Women’s Hospital in Boston. Mr. Smith holds a B.S. degree from the University of Denver. Our Board of Directors believes that Mr. Smith’s qualifications to sit on our Board of Directors include his extensive executive experience in the life sciences industry, and in particular his experience in commercializing pharmaceutical products on a global basis, including his successful leadership at Genzyme in leading the launch of new products in various therapeutic categories, including rare diseases, on a global basis.

Paul G. Thomas has served as a member of our Board of Directors since August 2011. Mr. Thomas is the founder of Roka Bioscience, Inc. (a publicly traded company principally engaged in the development and commercialization of molecular assays for biopharmaceutical processing, food safety and other industrial testing applications), and since September 2009 has served as its Chief Executive Officer. From October 1998 until August 2008, Mr. Thomas served as Chairman, Chief Executive Officer and President of LifeCell Corporation (a publicly traded company that developed and marketed innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures). LifeCell was acquired in 2008 by Kinetic Concepts, Inc. Prior to joining LifeCell, Mr. Thomas was President and Chief Operating Officer of the Pharmaceutical Products Division of Ohmeda Inc. Mr. Thomas is also a member of the Board of Directors of AbioMed, Inc. (a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery). During the past five years, Mr. Thomas has served as a director of Orthovita, Inc. Mr. Thomas holds a B.S. degree in chemistry from St. Michael’s College in Vermont, completed his post-graduate studies in chemistry at the University of Georgia Graduate School of Arts and Science, and received an M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business. Our Board of Directors believes that Mr. Thomas’s qualifications to sit on our Board of Directors include his extensive executive leadership experience gained over 20 years in the life sciences industry.

Anne VanLent has served as a member of our Board of Directors since April 2013. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President – Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. Ms. VanLent currently serves as a director, chair of the Audit Committee, and member of the Nominating and Governance Committee of Biota Pharmaceuticals, Inc.; a director, chair of the Audit Committee, and chair of the Nominating and Governance Committee of Ocera Therapeutics, Inc. (formerly Tranzyme Pharma, Inc.); and a director, chair of the Audit Committee, and member of the Compensation Committee of Onconova Therapeutics, Inc., each a NASDAQ-listed pharmaceuticals company. During the past five years, Ms. VanLent has served as a director of Integra Life Sciences Holdings, Inc., a NASDAQ-listed medical device company, where she served as chair of the Audit Committee from 2006 to 2012, and Penwest Pharmaceuticals Co., a NASDAQ-listed pharmaceuticals company, from 1997 until its sale to Endo Pharmaceuticals in 2010, where she served as chair of the Audit Committee from 2002 until 2010. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Our Board of Directors believes that Ms. VanLent’s qualifications to sit on our Board of Directors include her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of public companies in the life sciences industry.

Directors Whose Terms Do Not Expire This Year

Name	Age	Director Class / Year of Term Expiration	Director Since	Position
Marc Beer	50	Class III / 2016	2010	Chief Executive Officer
David I. Scheer	62	Class III / 2016	2005	Chairman of the Board
Sol J. Barer, Ph.D.	68	Class I / 2017	2011	Director
Antonio M. Gotto, Jr., M.D., Ph.D	79	Class I / 2017	2006	Director
Jorge Plutzky, M.D.	56	Class I / 2017	2015	Director

Sol J. Barer, Ph.D. has served as a member of our Board of Directors since May 2011. Dr. Barer is currently the Managing Partner of SJBarer Consulting LLC. He previously served in various positions at Celgene Corporation (a biopharmaceutical company focused on the treatment of cancer and inflammatory diseases), including Chairman and Chief Executive Officer from May 2006 until June 2010, Executive Chairman from June 2010 until December 2010 and Non-Executive Chairman from January 2011 until June 2011. Prior to that, he held several other positions within Celgene, including President and Chief Operating Officer. Dr. Barer joined the Celanese Research Company in 1974 and formed the biotechnology group that was subsequently spun out to form Celgene. Dr. Barer currently serves on the Boards of Directors of Amicus Therapeutics (a public biopharmaceutical company focused on the development of novel small molecule drugs for the treatment of genetic diseases), InspireMD, Inc. (a public medical device company focused on the development and commercialization of stent system technology), Medgenics (a public gene therapy company), RestorGenex (a public biopharmaceutical company focusing on dermatology, ocular diseases, and women’s health), Teva Pharmaceuticals (a public pharmaceutical company focused on the production of generic medicines, innovative treatments for disorders of the central nervous system, and respiratory products) and several privately held biotechnology companies. Dr. Barer holds a B.S. degree from Brooklyn College and a Ph.D. degree in Organic Chemistry from Rutgers University. Our Board of Directors believes that Dr. Barer’s qualifications to sit on our Board of Directors include his significant scientific and executive leadership experience in the pharmaceutical industry.

Marc Beer has served as our Chief Executive Officer and a member of our Board of Directors since August 2010. From November 2007 to August 2010, Mr. Beer served as a consultant and member of the Boards of Directors of a number of life sciences companies. From April 2000 to November 2007, Mr. Beer served as the President and Chief Executive Officer of ViaCell, Inc. (a cellular therapy company). Prior to joining ViaCell, he held marketing and business development roles at Genzyme Corporation (a biopharmaceutical company focused on the treatment of rare diseases), most recently serving as Vice President of Global Marketing. Prior to joining Genzyme, he served as Vice President, Sales and Marketing at Biostar, Inc. and held a variety of sales and marketing roles in the pharmaceutical and diagnostic devices divisions of Abbott Laboratories. Mr. Beer is the Chairman of the Board of Directors of Good Start Genetics, Inc. (a privately held molecular diagnostics company focused on utilizing next-generation sequencing to provide genetic screening of inherited diseases) and Minerva Neurosciences, Inc. (a publicly traded biopharmaceutical company focused on the development and commercialization of product candidates to treat central nervous system diseases). He is a member of the Graduate Studies and Research Advisory Council of Notre Dame University and a Board member of the Joe Andruzzi Cancer Foundation. Mr. Beer holds a B.S. degree from Miami University (Ohio). Our Board of Directors believes that Mr. Beer’s qualifications to sit on our Board of Directors include his extensive experience in the life sciences industry.

Antonio M. Gotto, Jr., M.D., D.Phil., has served as a member of our Board of Directors since January 2006. Dr. Gotto currently serves as Co-Chairman of the Board of Overseers of the Joan and Sanford I. Weill Medical College of Cornell University and Vice President of Cornell University. From January 1997 to December 2011, Dr. Gotto served as the Stephen and Suzanne Weiss Dean of the Joan and Sanford I. Weill Medical College of Cornell University and Provost for Medical Affairs of Cornell University. Previously, Dr. Gotto served as J.S. Abercrombie Chair of Atherosclerosis and Lipoprotein Research and Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital. Dr. Gotto currently serves as a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts

and Sciences. Dr. Gotto is also a past president of the International Atherosclerosis Society and a past president of the American Heart Association. Dr. Gotto currently serves on the Board of Directors of Esperion Therapeutics (a public biopharmaceutical company focused on the development and commercialization of LDL-C lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers). Dr. Gotto holds a B.A. degree from Vanderbilt University, a D.Phil. degree in Biochemistry from Oxford University in England, where he was a Rhodes Scholar, and an M.D. degree from Vanderbilt University School of Medicine. He completed his residency training at Massachusetts General Hospital in Boston, Massachusetts. Our Board of Directors believes that Dr. Gotto’s qualifications to sit on our Board of Directors include his extensive experience and expertise in the lipid area.

Jorge Plutzky, M.D., has served as a member of our Board of Directors since April 2015. Dr. Plutzky is the Director of Preventive Cardiology, which includes the Lipid Clinic, in the Cardiovascular Medicine Division at Brigham and Women’s Hospital. Since 1995, he has been on the faculty at Harvard Medical School and has directed a basic science laboratory focused on transcriptional mechanisms involved in lipid metabolism, adipogenesis and diabetes, and the relationship of these conditions to inflammation and atherosclerosis. Throughout his career, Dr. Plutzky has also been involved in translational clinical studies investigating links between metabolic disorders and cardiovascular disease. Dr. Plutzky has been a member of the Scientific Advisory Committee of the Sarnoff Cardiovascular Research Foundation since 2009 and is now Chair-Elect for this group. Dr. Plutzky has been elected to the American Society for Clinical Investigation and is a Fellow of the American College of Cardiology. Dr. Plutzky’s papers have appeared in journals that include Science, PNAS, Diabetes, Lancet, Annals of Internal Medicine, and Nature Medicine. Dr. Plutzky has been involved with the U.S. Food and Drug Administration, serving both as a member of the Endocrinologic and Metabolic Drugs Advisory Committee and in advising and presenting for new drug application sponsors. He has been involved extensively with both the American Heart Association and the American Diabetes Association. Dr. Plutzky has been recognized with the Eugene Braunwald Teaching Award, the University of Cologne’s Klenk Lecture, Vanderbilt University’s Rabin Lecture, Northwestern University’s DeStevens Lecture, and Harvard Medical School’s Tucker Collins Lecture. Dr. Plutzky has been a member of the Board of Directors of VIVUS, Inc. (a public healthcare company) since May 2013. Dr. Plutzky holds a B.A. with Highest Honors from the University of Virginia, where he was an Echols Scholar and a member of Phi Beta Kappa, and an M.D. from the University of North Carolina, Chapel Hill. He completed research fellowships at the National Institutes of Health and the Massachusetts Institute of Technology. Our Board of Directors believes that Dr. Plutzky’s qualifications to sit on our Board of Directors include his extensive experience and expertise in the lipid area.

David I. Scheer has served as Chairman of our Board of Directors since the Company’s formation in February 2005. Since 1981, Mr. Scheer has served as President of Scheer & Company, Inc. (a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry). Mr. Scheer serves as the Chairman of the Board of Directors of Achillion Pharmaceuticals, Inc. (a biopharmaceutical company focused on the treatment of hepatitis C virus infection and certain inflammatory diseases) and as Chairman of the Board of Directors of several privately held biotechnology companies. Additionally, Mr. Scheer serves as a member of the Board of Directors of Connecticut United for Research Excellence (CURE), an educational and business advocacy network, and on the Executive Board of the Center for Biomedical Interventional Technologies (CBIT) at Yale University. He has been a co-organizer and/or Chair of a series of life science conferences involving public and global health in collaboration with Yale, and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders. He serves as a member of a working group with the Division of Bioethics at New York University’s Langone Medical Center focusing on Expanded Access and Compassionate Use policy. Mr. Scheer has been invited to be a guest lecturer and/or panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Unfinished Agenda in Infectious Diseases, both of which are initiatives associated with the Harvard School of Public Health. Mr. Scheer holds an A.B. degree from Harvard College and an M.S. degree in cell, molecular and development biology from Yale University. Our Board of Directors believes that Mr. Scheer’s qualifications to sit on our Board of Directors include his extensive experience in the launch, growth and corporate governance of life science companies.

There are no family relationships among any of our directors or officers.

Director Independence

Our Board of Directors defines an independent director in accordance with the applicable provisions of the Exchange Act, and applicable NASDAQ Marketplace Rules, or NASDAQ Rules. As a result, a director will only qualify as an “independent director” if the director meets the objective independence requirements of such laws, regulations and rules, and, in the opinion of our Board of Directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Dr. Barer, Dr. Gotto, Dr. Plutzky, Mr. Scheer, Mr. Smith, Mr. Thomas and Ms. VanLent meet these requirements. Mr. Beer, who also serves as our Chief Executive Officer, is not considered independent under applicable NASDAQ Rules.

Board of Directors and Board Committee Meetings and Attendance/Annual Stockholders Meeting

Board of Directors and Board Committee Meetings

Our Board of Directors held 14 meetings in 2014.

The following table and accompanying narrative provides information about the membership and meetings of the standing committees of our Board of Directors in 2014.

Committee	Current Members	Number of Meetings in 2014
Audit Committee	Anne VanLent (Chair) Sandford Smith Paul Thomas	11

Compensation Committee	Sol Barer (Chair) David Scheer	7

Nominating and Corporate Governance Committee	Antonio Gotto (Chair) Sol Barer David Scheer	3

All of the members of these committees served on the applicable committees for all of 2014. During 2014, each director attended at least 75% of the meetings of our Board of Directors and the committees on which he or she served. In connection with the appointment of Dr. Plutzky to the Board of Directors in April 2015, Dr. Plutzky was appointed to the Nominating Committee.

The independent directors meet in executive session without management directors or management present. These sessions take place at the beginning or end of regularly scheduled meetings of the Board of Directors and most scheduled committee meetings. The independent directors met in executive session after each regularly scheduled Board of Directors meeting held during 2014.

Annual Stockholders Meetings

Our policy is to schedule a regular meeting of our Board of Directors on the same date as our annual meeting of stockholders to the extent practicable and, accordingly, directors are encouraged to be present at annual meetings of stockholders. In 2014, Mr. Beer, Mr. Scheer, Mr. Smith, Mr. Thomas and Ms. VanLent attended our annual meeting of stockholders.

Board of Directors Leadership Structure and Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of our Board of Directors, as disclosed in the descriptions of each of the committees below, but the full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight.

We have separated the positions of Chairman of our Board of Directors and Chief Executive Officer as we believe that this allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. We believe that this structure ensures an enhanced role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors.

Stockholder Communications with our Board of Directors

Our Board of Directors has approved a Securityholder Communication Policy that can be found on our website at www.aegerion.com. Pursuant to this policy, stockholders who wish to address questions regarding our business directly with our Board of Directors as a whole, or with any individual director, should direct his or her questions in writing to the attention of the Chairman of our Board of Directors, or an individual director, as the case may be, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. Communications will be distributed to our Board of Directors, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communications.

Corporate Governance Guidelines

Our Board of Directors is committed to effective corporate governance practices. Accordingly, our Board of Directors has adopted Corporate Governance Guidelines, which describe the governance principles and procedures by which our Board of Directors functions. Among other matters, the Corporate Governance Guidelines cover director qualification standards, director responsibilities, board structure, director access to management and independent advisors, director compensation and securityholder communications with our Board of Directors. The Corporate Governance Guidelines are available on the “Corporate Governance” section of our website at www.aegerion.com.

Code of Business Conduct

Our Board of Directors has adopted a global code of business conduct that applies to all of our employees, including our principal executive officer, our principal financial and accounting officer and our directors. The code is posted on the “Corporate Governance” section of our website at www.aegerion.com and will be made available to stockholders without charge, upon request in writing to Secretary, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. We intend to disclose on our website any amendments or waivers to the code that are required to be disclosed by SEC rules.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. Each of these committees operates pursuant to a separate written charter adopted by our Board of Directors. The charters of the Audit Committee, Compensation Committee and Nominating Committee are available on the “Corporate Governance” section of our website at www.aegerion.com.

The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Rules and SEC rules and regulations.

Audit Committee

Mr. Smith, Mr. Thomas and Ms. VanLent currently serve on the Audit Committee, with Ms. VanLent serving as the Audit Committee’s chair. Our Board of Directors has determined that Ms. VanLent, Mr. Smith, and Mr. Thomas each qualify as an “audit committee financial expert” for purposes of the Exchange Act.

Our Board of Directors has also determined that each of Ms. VanLent, Mr. Smith and Mr. Thomas is an independent director under the applicable NASDAQ Rules and Rule 10A-3 of the Exchange Act.

The Audit Committee’s responsibilities include, among other things:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services to be provided by our independent registered public accounting firm and the terms of such services;

•	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm;

•	coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

•	reviewing, at least annually with management, compliance with the Company’s code of business conduct and the adequacy of the code;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the Audit Committee report required by SEC rules to be included in this proxy statement.

Compensation Committee

Dr. Barer and Mr. Scheer currently serve on the Compensation Committee of our Board of Directors, or the Compensation Committee, with Dr. Barer serving as the Compensation Committee’s chair. Our Board of Directors has determined that each of Dr. Barer and Mr. Scheer is an independent director under the applicable NASDAQ Rules, a non-employee director under Rule 16b-3 of the Exchange Act and an outside director for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee’s responsibilities include, among other things:

•	annually reviewing and approving, along with our Board of Directors, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our incentive-based compensation and equity-based plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and

•	preparing the Compensation Committee report required by SEC rules to be included in this proxy statement.

Nominating Committee

Dr. Barer, Dr. Gotto, Dr. Plutzky and Mr. Scheer currently serve on the Nominating Committee with Dr. Gotto serving as the Nominating Committee’s chair. Our Board of Directors has determined that each of Dr. Barer, Dr. Gotto, Dr. Plutzky and Mr. Scheer is an independent director under the applicable NASDAQ Rules. The Nominating Committee’s responsibilities include, among other things:

•	developing and recommending to our Board of Directors criteria for selecting nominees for appointment or election as members of the Board of Directors and committee members;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to be appointed to each of its committees;

•	reviewing and assessing the Company’s code of business conduct and a set of corporate governance guidelines;

•	overseeing corporate succession planning for our Chief Executive Officer and other executive officers; and

•	overseeing the evaluation of our Board of Directors, its committees and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or on our Compensation Committee. None of the members of our Compensation Committee has ever been one of our employees.

Director Nominations and Qualifications

When filling one or more seats on our Board of Directors, the Nominating Committee will consider in a timely fashion potential candidates for director who have been recommended by our directors, Chief Executive Officer, other members of senior management or stockholders. The procedures for submitting stockholder nominations are explained under “Stockholder Proposals” elsewhere in this proxy statement. The Nominating Committee may also engage a third-party search firm to identify potential director candidates for its consideration, or use any other source it deems appropriate for identifying candidates for director.

The Nominating Committee will meet as often as it deems necessary to narrow the list of potential candidates, review any materials provided in connection with potential candidates and cause appropriate inquiries to be conducted into the backgrounds and qualifications of each candidate. The Nominating Committee recommends to our Board of Directors the candidates that it feels should be nominated for election by the stockholders or named by our Board of Directors to fill a vacancy.

The Nominating Committee evaluates each individual candidate in the context of overall composition and needs of our Board of Directors, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests. The Nominating Committee seeks to achieve a mix of board members representing a diversity of backgrounds and experience. The Nominating Committee must be satisfied that each recommended nominee meets the following minimum qualifications:

•	the nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the nominee shall exhibit high standards of integrity, commitment and independence of thought and judgment, and shall have significant business or professional experience or demonstrated an exceptional understanding of the pharmaceutical industry or other disciplines relevant to the business of the Company;

•	the nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating Committee may consider the following factors when selecting and recommending that our Board of Directors select persons for nomination: whether the nominee, if elected, assists in achieving a mix of members that represents a diversity of background and experience and whether the nominee is well regarded in the community. The Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating Committee may consider the diversity of background and experience of a director nominee in the context of the overall composition of our Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

Other Information

On March 30, 2015, we issued a press release announcing our entry into a Nomination and Standstill Agreement (the “Agreement”) with a shareholder of the Company, Sarissa Capital Management LP (collectively, with affiliates thereof, the “Sarissa Group”). Pursuant to the Agreement, among other things, we agreed to appoint a new independent director, Dr. Jorge Plutzky, to the Board of Directors as a Class I director with a term expiring at our 2017 annual meeting of stockholders and agreed to appoint an additional director at the Sarissa Group’s option, which option may be exercised beginning on January 1, 2016 until the second business day following completion of our 2016 annual meeting of stockholders. The Sarissa Group also agreed to certain standstill restrictions as set forth in the Agreement and to vote their shares in favor of the Company’s nominees at the 2015 Annual Meeting, among other things. In addition, we agreed to certain other provisions and to reimburse certain expenses of the Sarissa Group in an amount not to exceed $50,000. This summary does not purport to be complete and is qualified in its entirety by reference to the disclosures contained in our Current Report on Form 8-K, filed with the SEC on March 31, 2015 and by reference to the Agreement itself, a copy of which is attached as Exhibit 99.1 to such Current Report on Form 8-K.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

In April 2015, our Board of Directors adopted an Amended and Restated Non-Employee Director Compensation Policy that sets forth the cash payments and other forms of compensation that each non-employee director receives for serving as a member of our Board of Directors and its committees. Mr. Beer, our Chief Executive Officer, does not receive any separate compensation for serving on our Board of Directors. The compensation he earned in his capacity as Chief Executive Officer is included in the Summary Compensation Table found in the “Executive Compensation” section of this proxy statement.

Our Amended and Restated Non-Employee Director Compensation Policy is designed to provide a total compensation package for non-employee directors that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors and to align the directors’ interests with the long-term interests of our stockholders.

Cash Compensation

Below is a summary of cash compensation payable to non-employee directors in 2014:

Annual Retainer ($)
Board of Directors
Chairman	90,000
Other Non-Employee Directors	45,000

Audit Committee
Committee Chair	35,000
Committee Members	10,000

Compensation Committee
Committee Chair	35,000
Committee Members	8,000

Nominating Committee
Committee Chair	30,000
Committee Members	5,000

The annual retainers are paid quarterly, in arrears. Upon the resignation or removal of a non-employee director, his or her annual retainers are pro-rated based on the number of calendar days served by such director in the applicable period.

Equity Awards

Under our Amended and Restated Non-Employee Director Compensation Policy, the Compensation Committee grants equity awards to non-employee directors as follows:

•	upon initial election or appointment to our Board of Directors, a non-employee director will be granted an award of a nonqualified stock option to purchase a number of shares of common stock to be determined at the time of such director’s appointment to the Board equal to the approximate market 50th percentile value for initial equity grants to independent board members within our peer group based upon benchmarking provided to the Compensation Committee by its compensation consultant divided by the Black-Scholes adjusted 30-day average stock price prior to the date of determination; and

•	as a continuing member of the Board of Directors, each non-employee director will be granted an annual award of a nonqualified stock option to purchase a number of shares of common stock to be determined in April of each year equal to the approximate market 50th percentile value for annual equity grants to independent board members within our peer group based upon benchmarking provided to the Compensation Committee by its compensation consultant divided by the Black-Scholes adjusted 30-day average stock price prior to the date of determination.

Dr. Plutzky received an option to purchase 31,182 shares on April 8, 2015, the effective date of his appointment to the Board of Directors. Under our Amended and Restated Non-Employee Director Compensation Policy, on the date of the Annual Meeting, each director, except Dr. Plutzky, will be eligible to receive an annual option grant to purchase 18,000 shares of common stock. Except as provided below, so long as the director remains on our Board of Directors, his or her initial option grants will vest in equal annual installments over three years beginning on the first anniversary of the date of grant, and annual option grants will vest in their entirety on the first anniversary of the date of grant.

Director option grants will become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. Directors will have up to three years following cessation of service as a director to exercise their options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All options are granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors in 2014. Dr. Plutzky was appointed to the Board of Directors in April 2015. As a result, he did not receive any compensation from us in 2014. We have intentionally omitted columns from this table pertaining to types of compensation not earned by our non-employee directors in 2014.

Name	Fees Earned ($)	Option Awards ($)		Total ($)
Sol J. Barer, Ph.D. (1)	$85,000	$85,637	(2)	$170,637
Antonio M. Gotto, Jr., M.D., Ph.D. (1)	75,000	85,637	(2)	160,637
David I. Scheer (1)	103,000	85,637	(2)	188,637
Sandford D. Smith (1)	55,000	85,637	(2)	140,637
Paul J. Thomas (1)	55,000	85,637	(2)	140,637
Anne VanLent (1)	80,000	85,637	(2)	165,637

(1)	As of December 31, 2014, our non-employee directors held stock options to purchase our common stock as follows:

Director	Total Outstanding Options
Sol J. Barer, Ph.D.	62,481
Antonio M. Gotto, Jr., M.D., Ph.D.	52,792
David I. Scheer	42,554
Sandford D. Smith	44,716
Paul J. Thomas	56,087
Anne VanLent	19,712

(2)	Represents the grant date fair value of the annual option award granted to our non-employee directors on June 26, 2014, the date of our 2014 Annual Meeting of Stockholders, for the purchase of up to 5,012 shares of our common stock at an exercise price of $32.55 per share. The options vest in their entirety on the first anniversary of the grant date. The grant date fair value has been determined using the Black-Scholes option-pricing model in accordance with ASC Topic 718, Compensation – Stock Compensation, or ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

EXECUTIVE OFFICERS

The following table sets forth the name, ages and positions of our current executive officers as of April 15, 2015:

Name	Age	Position
William Andrews	50	Senior Vice President, Business Development
Marc Beer*	50	Chief Executive Officer
Mark Fitzpatrick	52	Chief Financial Officer
Martha Carter	62	Chief Regulatory Officer and Senior Vice President
Anne Marie Cook	53	Senior Vice President, General Counsel and Secretary
Craig Fraser	50	Chief Operating Officer
Mark Sumeray	49	Chief Medical Officer
Mary Weger	56	Chief Performance Officer

*	Marc Beer is a member of our Board of Directors. Please see “Directors Whose Terms Do Not Expire this Year” under “Board of Directors” of this proxy statement for a brief biography of Mr. Beer.

William Andrews has served as our Senior Vice President, Business Development since May 2014. From April 2012 to May 2014, Dr. Andrews served as our Vice President of Medical Affairs, starting and building the Company’s medical affairs function and overseeing medical affairs activities for the launch of JUXTAPID in the United States, Canada, Latin America, and Asia. Prior to joining the Company in 2012, Dr. Andrews served as Vice President of Medical Affairs at Santhera Pharmaceuticals, a company focused on the development and commercialization of innovative therapies for rare diseases. At Santhera, Dr. Andrews built the Global Medical Affairs function and worked on the clinical development of rare disease products. From January 2003 to September 2008, Dr. Andrews served as Director, Senior Director, and Executive Director, Medical Affairs at Sepracor Inc. (renamed Sunovion Pharmaceuticals, Inc. in 2010), a pharmaceutical company focused on the discovery, development and commercialization of Respiratory and CNS therapies. At Sepracor, Dr. Andrews was responsible for overseeing Medical Affairs activities for the Respiratory franchise and served as medical lead of four product launches. Before that, he was Medical Director at ClinQuest, Inc., a clinical research and biopharmaceutical services organization, where he worked on the Clinical Development of multiple innovative therapies and programs. Prior to joining the biopharmaceutical industry over 15 years ago, Dr. Andrews practiced Internal Medicine in Boston at Harvard Vanguard Medical Associates and Brigham and Women’s Hospital. He has also served as Clinical Instructor of Internal Medicine at Harvard Medical School and Attending Physician of Internal Medicine at Brigham and Women’s Hospital. Dr. Andrews received his Doctor of Medicine degree from Yale University School of Medicine, and his Bachelor of Arts degree in Biology from Harvard University.

Mark Fitzpatrick has served as our Chief Financial Officer since May 2011. From July 2007 to May 2011, Mr. Fitzpatrick served as Vice President and Chief Financial Officer of Proteon Therapeutics, Inc. (a publicly traded biopharmaceutical company engaged in the development of products to treat renal and vascular diseases). From August 2005 to May 2007, Mr. Fitzpatrick was Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of RenaMed Biologics, Inc. Mr. Fitzpatrick previously held Chief Financial Officer positions with Dynogen Pharmaceuticals, Worldstreet Corporation and Diacrin, Inc. Prior to those positions, Mr. Fitzpatrick held various financial management positions with Repligen Corp. and was a senior auditor with Arthur Andersen & Co. Mr. Fitzpatrick holds a B.S. degree from Boston College and a was awarded a CPA certificate from the Commonwealth of Massachusetts in 1987.

Martha Carter has served as our Chief Regulatory Officer and Senior Vice President since February 2011. From January 2011 to February 2011, Ms. Carter served as Senior Vice President and Chief Regulatory Officer at Proteon Therapeutics, Inc. (a privately held biopharmaceutical company), and from September 2006 to December 2010, she served as Senior Vice President, Regulatory Affairs and Quality Assurance, at Proteon. In both roles, Ms. Carter was responsible for Proteon’s worldwide regulatory and quality functions. From September 2002 to April 2006, Ms. Carter was Senior Vice President, Regulatory Affairs, for Trine

Pharmaceuticals. Prior to joining Trine, Ms. Carter was Vice President, Regulatory Affairs for GelTex Pharmaceuticals, Inc. Ms. Carter holds a B.A. degree from Northeastern University.

Anne Marie Cook has served as our Senior Vice President, General Counsel and Secretary since December 2011. From December 2008 to December 2011, Ms. Cook was a partner at the law firm Choate Hall & Stewart LLP, where she represented both private and public corporations in the life sciences industry in structuring and negotiating strategic transactions and providing general legal support in connection with the research, development and commercialization of pharmaceutical products. From April 2007 to December 2008, Ms. Cook was a Principal at the law firm Miller Canfield P.L.C. From September 2005 until April 2007, Ms. Cook served as General Counsel and Senior Vice President, Business and Corporate Development, and Secretary of ViaCell, Inc. (a biotechnology company). Prior to joining ViaCell, Ms. Cook spent thirteen years at Biogen Idec Inc., most recently as Vice President, Chief Corporate Counsel. Ms. Cook holds a B.S. degree from Tufts University and a J.D. degree from the University of Notre Dame Law School.

Craig Fraser has served as our Chief Operating Officer since August 2014. From September 2012 to August 2014, Mr. Fraser served as our President, U.S. Commercial & Global Manufacturing and Supply Chain. From October 2011 to September 2012, Mr. Fraser served as our President, U.S. Before joining the Company, Mr. Fraser was Vice President, Global Disease Areas at Pfizer Inc. (a global pharmaceutical company) from November 2009 to August 2011, where he was responsible for the commercial development and global marketing for the Specialty Cardiovascular, Anti-Bacterial, Anti-Fungal, Gastrointestinal and Anti-Viral disease areas, and managed a portfolio of six products totaling over $3 billion in revenue and multiple new products in development. Prior to joining Pfizer, Mr. Fraser was Vice President and Global Business Manager at Wyeth (a pharmaceutical company) from December 2007 to November 2009, where he led the institutional/infectious disease business. Before that, Mr. Fraser held several commercial positions at Johnson & Johnson, most recently as Vice President, Commercial Operations and Oncology Sales and Marketing. Previously, he was Gastroenterology Franchise lead as well as National Sales Director of the Immunology and Cardiovascular business units at Centocor, a start-up biotech and diagnostic company focused on monoclonal antibody-based technology. Mr. Fraser holds a B.S. degree from Slippery Rock University.

Mark Sumeray has served as our Chief Medical Officer since August 2011. From November 2009 to July 2011, Dr. Sumeray served as Vice President, Cardiovascular/Metabolics U.S. Medical at Bristol-Myers Squibb (a pharmaceutical company). From December 2004 to November 2009, Dr. Sumeray held various positions at The Medicines Company, including Vice President and Business Unit Co-Leader, Vice President, Medical Business Development, and Vice President Clinical Development and Head of Medical Science. From September 2000 to October 2004, Dr. Sumeray served as worldwide Vice President of Clinical Development for the Ethicon Franchise of Johnson & Johnson. Dr. Sumeray holds a B.S. degree, an M.S. degree in surgery and an M.D. degree from the University College London. Dr. Sumeray is a Fellow of the Royal College of Surgeons, or FRCS, in the United Kingdom.

Mary Weger has served as our Chief Performance Officer since October 2014. From December 2011 to October 2014, Ms. Weger served as our Senior Vice President, Human Resources. Prior to joining the Company, Ms. Weger was Senior Vice President, Global Clinical Development Strategy & Effectiveness at Celgene Corporation since October 2010. Prior to this appointment, she held the position of Senior Vice President, Global Human Resources at Celgene from May 2002 to October 2010, where she played an instrumental role in helping to build Celgene globally from a company with 150+ employees to a world-wide organization with revenue of over $4 billion and operations in over 30 countries. Prior to joining Celgene, Ms. Weger held positions of increasing responsibility at Kraft Foods Nabisco. She received her Master’s certificate and Black Belt in Six Sigma in 2011 from Villanova University. Ms. Weger also possesses a Master’s degree in Human Resource Management, and has completed the Executive Human Resources program at Michigan University. Ms. Weger currently serves on the Board of Directors of Family Promise, a non-profit organization addressing the needs of homeless families.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of the compensation philosophy of the Company, our compensation programs, the decisions we made in 2014 under those programs with respect to our named executive officers, and the factors we considered in making those decisions. We also address certain compensation programs we have implemented in 2015 for our named executive officers. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement, and to put that information in the context of our overall compensation program.

Our “named executive officers” for 2014 are:

•	Marc Beer, Chief Executive Officer;

•	Mark Fitzpatrick, Chief Financial Officer;

•	Craig Fraser, Chief Operating Officer;

•	Mark Sumeray, MD, Chief Medical Officer; and

•	Mary Weger, Chief Performance Officer.

Overview of 2014 Company Performance

We ended 2014 and entered 2015 with strong momentum and continued confidence in the Company’s growth potential. In 2014, we learned significant lessons about our base business in our first product, lomitapide, which is marketed in the U.S. under the brand name JUXTAPID® (lomitapide) capsules, or JUXTAPID, as an adjunct to a low-fat diet and other lipid-lowering treatments, including low-density lipoprotein, or LDL, apheresis where available, to reduce low-density lipoprotein cholesterol, or LDL-C, total cholesterol, apolipoprotein B and non-high-density lipoprotein cholesterol in adults with homozygous familial hypercholesterolemia, or HoFH, and is also approved in the European Union, Mexico, Canada, and a small number of other countries. While we did not meet the global revenue levels for JUXTAPID that we originally forecasted for 2014, we generated approximately 226% growth in net product sales of JUXTAPID over 2013. Focused on our goal of transforming into a diversified orphan drug company, our business development efforts in 2014 resulted, in January 2015, in our acquisition of metreleptin, a recombinant analog of human leptin, marketed in the U.S. under the brand name MYALEPT® (metreleptin) for injection, or MYALEPT.

Our goals for 2014 for our annual cash bonus plan included the following: to achieve our global revenue forecasts; complete enrollment of our phase 3 study of lomitapide in Japanese HoFH patients; initiate our phase 3 study of lomitapide in pediatric HoFH patients; continue to build a robust compliance culture; achieve positive cash flow; secure a second supplier of lomitapide drug substance and attain targeted inventory levels; continue to expand lomitapide’s reach with marketing approvals in additional countries; and develop our business development strategy. Although we achieved many of our 2014 corporate objectives, the Compensation Committee determined, after consultation with our Chief Executive Officer, that our Chief Executive Officer and other executive officers, including our named executive officers, would forego cash bonuses under the 2014 annual performance award program and that 2015 base salaries for our executive team would be maintained at 2014 levels, due primarily to our missing our original 2014 revenue goals, the decrease in our stock value in 2014, and our failure to initiate our phase 3 trial in pediatric HoFH patients. Although our named executive officers and other executive officers were entitled to a portion of their target bonus based on the level of corporate performance and their individual performance delivery, this decision was made to continue to maintain strong alignment between our executives and our stockholders and to continue to emphasize our strong commitment to our pay-for-performance philosophy.

We present below business highlights of our 2014 performance to assist our stockholders in understanding the compensation decisions made with respect to our executive officers that relate to 2014 performance, and business highlights of our 2013 performance to assist our stockholders in understanding the compensation decisions made with respect to our executive officers that relate to 2013 performance.

Highlights of our 2014 performance include the following accomplishments:

•	We generated $158.4 million of revenues from net product sales of JUXTAPID in 2014, our second year of launch, representing growth of approximately 226% over 2013.

•	We generated $17.9 million in positive cash flow from operations in the second half of 2014.

•	We received marketing authorization for lomitapide in three additional markets – Mexico, Canada and Israel.

•	We completed enrollment of our Japanese HoFH study in July 2014.

•	In November 2014, we entered into a definitive agreement with Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP to acquire MYALEPT.

•	We successfully implemented a robust set of U.S. and global compliance policies and conducted a series of online global compliance trainings related to our Code of Business Conduct.

•	We successfully completed a technology transfer to a new lomitapide drug substance supplier.

•	We continued to build our U.S. and international commercial infrastructure, capabilities and processes as we learned more about our patient journey and how best to support our patients. We established a patient engagement function in the U.S. comprised of patient education managers and registered dieticians to better help our adult HoFH patients to optimize their JUXTAPID onboarding and ongoing treatment.

•	We successfully achieved key organizational development and corporate performance initiatives focused on corporate productivity and performance and leadership development.

In 2013, we had a number of major accomplishments, including the following:

•	We delivered strong performance and execution in the U.S. against our launch plan for JUXTAPID.

•	We received marketing authorization for lomitapide in the European Union, or the EU, under the brand name LOJUXTA® (lomitapide) hard capsules, or LOJUXTA, as an adjunct treatment to reduce LDL-C in adult HoFH patients.

•	We filed for marketing authorization for lomitapide as a treatment for adult HoFH in several countries outside the U.S. and EU.

•	We generated approximately $48.5 million of revenues from net product sales of JUXTAPID in 2013, our first year of launch.

•	We commenced named patient supply of lomitapide in Brazil and in a limited number of other countries outside the U.S. and the EU where such sales are authorized based on U.S. or the EU approval.

•	We submitted dossiers to support pricing and reimbursement discussions in key markets in the EU and built our core European team responsible for executing on EU launch-related activities.

•	We successfully built and implemented a robust support program to help patients manage their therapy, and invested significantly in our customer-facing organization to facilitate physician education and efficient patient onboarding.

•	We developed key internal processes and calibrated the JUXTAPID U.S. launch, in order to maximize the potential for growth and our ability to treat HoFH patients.

•	We received orphan drug designation for lomitapide in Japan for the treatment of HoFH and completed a pharmacokinetic/pharmacodynamic, or PK/PD, study of lomitapide in Japanese patients.

•	We completed a juvenile toxicology study in rodents to ascertain the impact, if any, of lomitapide on growth and development prior to initiating a planned clinical study of lomitapide in pediatric HoFH patients.

•	We maintained disciplined spending that allowed us to achieve our performance goals while at the same time beating our 2013 internal cash use forecast.

•	We achieved key deliverables in productivity initiatives regarding our operating models and development of a long-term organizational development strategy.

Overview of Our Executive Compensation Objectives and Pay-for-Performance Philosophy

Our compensation programs are designed to:

•	attract, retain, and motivate executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success;

•	align incentives for our named executive officers with our short-term and long-term corporate strategies and business objectives and goals; and

•	drive achievement of key strategic performance measures aligned to the long-term interests of our stockholders.

To achieve these objectives, we seek to provide a competitive total compensation package, a substantial portion of which is tied to the achievement of our corporate goals and the executive’s individual performance. The key elements of the performance-based compensation provided to our named executive officers are our equity program, which includes both annual grants and awards under our Long Term Incentive Program, or LTIP, which are awarded in the form of performance-based options that only vest upon achievement of the specific LTIP goals approved by the Compensation Committee, and our annual cash incentive program. Our equity program, including our LTIP, focuses exclusively on our long-term performance and delivering stockholder value through the form of performance-based stock options aligned to key long-term goals, while our annual cash incentive program focuses on our short-term performance in key areas that are ultimately needed to drive our long-term success. All equity compensation for our named executive officers, including our LTIP, was delivered in the form of stock options until 2015. Starting in 2015, as described further below, we began granting a combination of restricted stock units and stock options to our named executive officers and other eligible employees.

A substantial percentage of the target total direct compensation (i.e., base salary, annual cash incentive bonus, and long-term equity incentives) of our named executive officers is delivered as performance-based compensation. In 2014, approximately 85% of the total direct compensation paid to our CEO, and approximately 80% of the total direct compensation paid to our other named executive officers, was in the form of performance-based cash and equity compensation. We believe that the emphasis on equity-based compensation and annual cash incentives is consistent with our pay-for-performance philosophy and appropriately balances incentives to achieve long-term delivery of stockholder return with incentives to achieve our annual operating objectives.

For 2014, our named executive officers’ total compensation was thus distributed between base salary and long-term equity incentives, or LTI, and did not include an annual cash incentive bonus, as discussed above and depicted in the charts below:

Compensation Framework: Policies and Process

Roles of Compensation Committee and Chief Executive Officer in Compensation Decisions

The Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and annually reviews and approves all compensation decisions relating to our Chief Executive Officer and all other named executive officers. Our Board of Directors typically reviews and approves the compensation decisions made by the Compensation Committee with respect to Mr. Beer, our Chief Executive Officer. Mr. Beer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. In making compensation decisions relating to the named executive officers other than Mr. Beer, the Compensation Committee takes into account Mr. Beer’s recommendations. The Compensation Committee, as the ultimate body that approves the compensation of our named executive officers, has the discretion to increase or decrease the amounts of compensation recommended by Mr. Beer. The Compensation Committee also reviews our named executive officers’ base salary increases based on an assessment of the executive’s individual performance and contribution to our corporate performance and achievements, as well as benchmarking data. Annual bonus payments are determined based on actual corporate and individual performance against goals. The size of both annual equity awards and equity awards made under our LTIP for our named executive officers is determined based on each individual’s contribution to our overall corporate achievement, their individual performance, and benchmarking data. All compensation decisions are assessed within the framework of our financial position and general economic conditions.

Competitive Market Data and Use of Compensation Consultant

We use both internal and external benchmarking to assist us in making compensation decisions for our named executive officers. We benchmark annually our target total direct compensation and each primary element of our named executive officers’ compensation – base salary, target annual cash incentive compensation and target long-term equity incentive compensation, including annual and LTIP awards – against a set of peer group companies that the Compensation Committee reviews each year (as described further below) in order to ensure that our compensation programs are within the competitive range of comparable companies. In addition to the publicly available information with respect to our peer group companies, for our analysis of 2014 compensation for our executive officers, we gathered competitive market data from the Radford Global Life Sciences Survey of public biopharmaceutical companies with less than 500 employees and a market value of less than $500 million, and for our analysis of 2015 compensation of our executive officers, we gathered data from the Radford Global Life Sciences Survey of public biopharmaceutical companies that had between 100 and 1,000 employees and a market value of between $300 million and $3 billion.

The Radford Global Life Sciences Survey provides us with data on the compensation of executives at companies within our peer group and at other similar companies. We also benchmark internally to ensure that the target compensation of each of our named executive officers is established equitably and based on their actual, and anticipated future, contributions to the Company’s performance.

Since 2011, the Compensation Committee has engaged Radford, an Aon Hewitt company, as its outside compensation consultant. The Compensation Committee assessed the independence of Radford pursuant to the SEC rules, and has concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee. Radford was selected and retained by the Compensation Committee to provide advice regarding our executive compensation programs, including:

•	reviewing and making recommendations concerning our executive compensation programs and practices;

•	providing market data and performing benchmarking; and

•	advising the Compensation Committee as to best practices.

In reviewing compensation levels of our named executive officers for 2014, Radford assisted us in an analysis of competitive market data. Data sources included public company proxy statements and the Radford Global Life Sciences Survey, as described above. The benchmarking we obtained from Radford was used to determine our competitive position among similarly-situated companies in the marketplace, and to set our target pay in 2014 for base salary at the 50th percentile and for target annual cash incentive bonus and equity-based awards at the market 50th percentile with the opportunity to earn up to the 75th percentile based solely upon achievement of superior performance, in each case relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey. Payout of short-term cash incentives is solely performance-based. LTIP awards will only be earned and vest if specific performance goals are achieved. As discussed above, the Compensation Committee determined, after consultation with our Chief Executive Officer, that our Chief Executive Officer and other executive officers, including our named executive officers, would forego cash bonuses under the 2014 annual performance award program, due primarily to our missing a few key corporate objectives for 2014. The Compensation Committee sets actual compensation for our named executive officers based on this benchmarking data and the Compensation Committee’s assessment of the role and impact of each executive and his or her individual performance.

On an annual basis, Radford recommends, and the Compensation Committee approves, a group of comparable companies as our peer group. Our peer group for 2014 compensation was approved by the Compensation Committee in October 2013, and our peer group for 2015 compensation was approved by the Compensation Committee in December 2014. Each of these peer groups is listed in the table below. The primary reason for the changes to our peer group from 2014 to 2015 was the evolution of our business profile as we experienced significant growth as a commercial organization. As a result, the Compensation Committee believed that we should adjust our peer group to include comparable companies with commercial products and market capitalizations closer to our average market capitalization at the time of the 2015 peer group selection. Both our 2014 and 2015 peer groups were selected on the basis of similarity to the Company at the time of selection based on the following criteria: business comparability, stage of product development, number of employees, market capitalization, financial profile and, to some degree, similarity of product or therapeutic focus.

2014 Peer Group	2015 Peer Group
Acorda Therapeutics	Acorda Therapeutics
Arena Pharmaceuticals	AMAG Pharmaceuticals
Ariad Pharmaceuticals	Arena Pharmaceuticals
Auxilium Pharmaceuticals	Ariad Pharmaceuticals
Exelixis	Auxilium Pharmaceuticals
Incyte	Avanir Pharmaceuticals
InterMune	Horizon Pharmaceuticals
Isis Pharmaceuticals	INSYS Therapeutics
The Medicines Co.	Ironwood Pharmaceuticals
Medivation	Isis Pharmaceuticals
Momenta Pharmaceuticals	Nektar Therapeutics
NPS Pharmaceuticals	NPS Pharmaceuticals
Seattle Genetics	Pacira Pharmaceuticals
Theravance	Seattle Genetics
ViroPharma	Synageva BioPharma The Medicines Company

The 2014 peer group was used to establish the 2014 target compensation for our Chief Executive Officer and the other named executive officers, as set forth in the Summary Compensation Table immediately following this Compensation Discussion and Analysis section, subject to the discretion exercised by the Compensation Committee to forego annual cash incentive bonuses for the Chief Executive Officers and other executive officers, including the named executive officers, as discussed above.

Corporate Governance

Our compensation practices emphasize good governance and market practice. To this end:

•	Pay for Performance. We tie pay to performance. The majority of executive pay is not guaranteed. A material proportion of annual long-term incentive equity grants to our executive officers, including our named executive officers, are in the form of performance-based stock options tied to critical goals. We set clear financial goals for corporate performance and differentiate payments to each of our executives based on individual achievement. In evaluating performance, we assess progress toward key business goals.

•	Perquisites: We do not provide pension benefits or other significant perquisites (other than relocation and commuting expense reimbursements) to our named executive officers. Instead of pension benefits, we provide our executive officers with the opportunity to accumulate retirement income through participation in our 401(k) plan.

•

Risk Mitigation: We periodically review and consider whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company. In that regard, we have designed our compensation programs in a balanced and diverse manner while also creating appropriate incentives to drive strong performance. As applied to our named executive officers, each component of variable performance-based compensation, both short- and long-term, is subject to a cap or a pre-established target. We also have a global Code of Business Conduct in place to prevent conduct by our named executive officers and other employees that is inconsistent with applicable laws and regulations. Disciplinary measures for violations of the Code of Business Conduct may include a reduction in salary, reduction or elimination of bonuses, termination of employment or restitution. In addition, the stock option agreements that govern stock options granted to named executive officers and other employees provide that the stock options will be immediately forfeited in the event of termination of the individual’s employment “for cause.” The Compensation Committee has concluded that, given these measures, among other factors, our current compensation programs present no risk that is reasonably likely to have a material adverse effect on the Company.

•	Stock Ownership Guidelines: In 2013, we adopted stock ownership guidelines that require our directors to own a number of shares of our common stock at least equal in value to three times the standard annual cash retainer for directors and our Chief Executive Officer to own a number of shares of our common stock at least equal in value to three times his annual base salary, in either case within five years of the date such guidelines were adopted. The primary objective of these guidelines is to align the interests of our directors and Chief Executive Officer with those of our stockholders.

•	Anti-Hedging/Pledging: We do not allow any of our executive officers, including our named executive officers, or our directors, to enter into any hedging-type transactions in our stock or to pledge our stock.

•	Independent Compensation Consultant: As described above, the Compensation Committee engages Radford as an independent advisor on topics related to Board and executive compensation.

Executive Compensation Components

Our executive compensation consists of the following components:

Element		Description		Primary objectives
Base Salary	•	Fixed cash payments paid over the fiscal year	• •	Recognize career experience and individual performance Recognize the role and the scope of the executive’s responsibilities

Short-Term Incentives	•	Performance-based annual cash incentives	•	Promote and reward achievement of the Company’s annual financial and strategic objectives and individual goals

Long-Term Incentives	•	Time- and performance-based stock options and starting in 2015, as described further below, restricted stock units.	•	Align executive interests with shareholder interests through awards that realize value only if our stock price increases over time and to ensure focus on long-term strategic deliverables which will grow the Company’s value

Benefits	•	Medical, dental, vision, life insurance and short- and long-term disability insurance	• •	Provide competitive benefits Provide tax-efficient retirement savings
	•	401(k) Plan

Severance Benefits	•	Cash and non-cash payments and benefits upon a qualifying termination of employment, including upon or following a change in control	•	Provide a level of protection in the event of an involuntary termination of employment, including in connection with a change in control

Below we discuss each element of our executive compensation, how it fits into our overall executive compensation philosophy, and the amounts of each element of compensation paid to or earned by our named executive officers in 2014.

Although we have not yet adopted any formal guidelines for allocating total compensation between long-term and short-term incentive compensation and between cash and non-cash compensation, or among different forms of non-cash compensation, our compensation programs tie a substantial portion of our named executive officers’ overall target compensation to the achievement of both short- and long-term corporate goals and key performance milestones.

2014 Compensation

Our 2014 compensation decisions reflect the performance of our named executive officers in achieving our performance goals in 2013 and 2014, including those set forth above under “Overview of Compensation and Company Performance.”

Base Salary

The Compensation Committee establishes base salary levels and increases with the objective of providing base salaries generally at the 50th percentile relative to our peer group and similarly-situated companies based on the Radford Global Life Sciences Survey. The base salaries of our named executive officers are reviewed annually, and are adjusted to reflect individual roles, experience, capability, scope of responsibility, and performance during the year, the impact of the executive’s performance on our overall performance, and the Radford benchmarking data regarding our peer group and similar companies as shown on the Radford Global Life Sciences Survey.

The base salaries of our named executive officers during 2013 and 2014 are set forth in the table below.

	2013	2014
Current Officers
Marc Beer	$584,200	$635,000
Mark Fitzpatrick	350,000	370,500
Craig Fraser	340,000	415,000
Mark Sumeray	380,000	405,000
Mary Weger	320,000	345,000

In February 2014, the base salary of each named executive officer was increased as follows based on an assessment by the Compensation Committee (and Mr. Beer, in the case of the other named executive officers) of the executive’s performance and the scope and impact of the executive’s role (referred to as the merit increase below) and to reflect market compensation more closely (referred to as the market adjustment below). Mr. Beer’s salary was also approved by the Board. Base salary increases in 2014 reflected 2013 performance, as described below.

•	Mr. Beer’s salary increase from 2013 to 2014 consisted of a 6.0% merit increase and a 2.7% market adjustment. The merit portion of the increase was based on his performance in 2013 in leading the Company to achieve several key 2013 objectives, including those set forth above under “Overview of Compensation and Company Performance.”

•	Mr. Fitzpatrick’s salary increase from 2013 to 2014 consisted of a 5.0% merit increase and a 0.9% market adjustment. The merit portion of the increase was based on his performance in leading the finance department and investor relations.

•	Mr. Fraser’s salary increase from 2013 to 2014 consisted of a 5.0% merit increase and a 2.4% market adjustment. The merit portion of the increase was based on his performance in 2013 in leading and growing our U.S. Commercial organization, executing a successful launch of JUXTAPID in the U.S., and developing our market expansion of lomitapide internationally, and leading the effort to develop the U.S. and international supply chain for lomitapide. Mr. Fraser received a salary increase from $365,000 to $415,000 in August 2014 in connection with his promotion to Chief Operating Officer.

•	Dr. Sumeray’s salary increase from 2013 to 2014 consisted of a 5.0% merit increase and a 1.6% market adjustment. The merit portion of the increase was based on his performance in 2013 in working to progress our pediatric and Japan development programs for lomitapide in HoFH, and continuing the organizational development and expansion of our medical and clinical functions.

•	Ms. Weger’s salary increase from 2013 to 2014 consisted of a 5.0% merit increase and a 1.3% market adjustment. The merit portion of the increase was based on her performance in 2013 in leading our global talent acquisition and development plan and exceeding all key metrics in delivering Aegerion’s Global Human Resource strategy. Ms. Weger received a salary increase from $340,000 to $345,000 in October 2014 in connection with her promotion to Chief Performance Officer.

As discussed above, although we achieved many of our corporate objectives during 2014, the Compensation Committee determined, after consultation with our Chief Executive Officer, that the Chief Executive Officer and our other executive officers, including our named executive officers, would forego base salary merit increases or market-based adjustments for 2015. Thus, 2015 base salaries for our executive team, including our Chief Executive Officer and other named executive officers, have been maintained at 2014 levels. This decision was made to maintain strong alignment between our executives and our stockholders and illustrates the Company’s commitment to our pay-for-performance philosophy.

Performance-Based Short-Term Incentive Compensation

The Compensation Committee has the authority to award annual performance-based cash bonuses to our named executive officers. The target cash bonuses for the named executive officers in 2014, as a percentage of base salary, were as follows:

•	Mr. Beer – 70%

•	Mr. Fitzpatrick – 45%

•	Mr. Fraser – 50%

•	Dr. Sumeray – 45%

•	Ms. Weger – 40%

The actual amount that our named executive officers will earn with respect to bonuses is based on the achievement of corporate and individual goals, with 80% of the bonus tied to achievement of corporate goals and 20% tied to achievement of individual goals, except for Marc Beer, our Chief Executive Officer, whose bonus is tied 100% to achievement of corporate goals. The Compensation Committee has the discretion to award cash bonuses that are greater than or less than a named executive officer’s target bonus amount, depending on the level of achievement of corporate or individual performance goals. The maximum payout level under the corporate goals is 150% of target.

Our approved 2014 corporate goals consisted of:

Corporate Goals	Weight	Actual Performance	% Earned
Achieve 2014 net revenue ≥ $216M globally and achieve revenue in ≥10 Countries	35%	Partially Achieved	10%
Complete enrollment of our phase 3 trial in Japanese HoFH patients and initiating our phase 3 trial in pediatric HoFH patients	15%	Partially Achieved	7.5%
Conduct a complete review of existing compliance policies, processes, and trainings; draft additional compliance policies, as needed; and implement two (2) online compliance training programs	15%	Achieved	15%
Achieve positive cash flow from lomitapide operations	10%	Achieved	10%
Complete technology transfer for a new lomitapide drug substance supplier and attain targeted inventory levels	10%	Achieved	10%
Obtain regulatory approval for lomitapide in three (3) additional countries	5%	Achieved	5%
Hire a Senior Vice President of Business Development; gain alignment on our business strategy and target list; evaluate acquisition opportunities	5%	Achieved	5%
Finalize the Aegerion corporate values and integrate these into performance appraisals; complete competency-based selection process training	5%	Achieved	5%

Total	100%	—	67.5%

In determining our corporate performance score each year, the Compensation Committee may also elect to consider our overall performance in addition to our level of achievement against approved corporate performance goals for the relevant year. The Compensation Committee determined our corporate performance score of 67.5% for 2014 based solely on the Compensation Committee’s assessment of our level of achievement against our approved 2014 corporate performance goals, set forth above.

As noted above, 20% of the performance bonus of each named executive officer, other than Mr. Beer, is measured by reference to achievement of individual performance goals. Although our named executive officers and other executive officers were entitled to a bonus based on the level of corporate performance and their individual performance delivery, as indicated above, the Compensation Committee determined, after consultation with our Chief Executive Officer, that our Chief Executive Officer and the other members of the executive team, including our named executive officers, would forego cash bonus awards entirely for 2014. This decision was made to continue to maintain strong alignment between our executives and our stockholders and illustrates the Company’s commitment to our pay-for-performance philosophy.

The individual performance goals in 2014 for each of the named executive officers, other than Mr. Beer, and the weight attributed to each goal, are described below:

Other NEO	Summary of 2014 Individual Goals		Weight
Mark Fitzpatrick	•	Achieve cash flow positivity in the second half of 2014	35%
	•	Continue build-out of a high-performing accounting and finance function, ensuring Enterprise Resource Planning implementation, strength of financials and reporting and building financial infrastructure for strategic planning	25%

Other NEO	Summary of 2014 Individual Goals		Weight
	•	Achieve 2014 revenue targets and achieve revenue guidance	15%
	•	Successfully oversee the Information Technology (“IT”) function to improve efficiency and effectiveness of the Company’s IT support and technologies and scale the IT infrastructure to support the Company’s U.S. and global growth	15%
	•	Successfully oversee the investor relations function and achieve all related goals	10%

Craig Fraser	•	Achieve 2014 revenue targets	35%
	•	Ensure a culture of compliance reinforced with communication and training	15%
	•	Successfully build additional lomitapide inventory and safety stock to maintain sufficient supply during technology transfer to the new manufacturer; select a new lomitapide drug substance manufacturer	10%
	•	Execute U.S. sales force excellence for performance consistency by implementing a dashboard	10%
	•	Build and deploy a patient engagement function focused on patient and physician education to minimize HoFH patient drop-outs and cancellations	10%
	•	Execute best-in-class COMPASS customer care operation focused on access and patient support	10%
	•	Maintain global access for lomitapide via payer and pricing strategy	10%

Mark Sumeray	•	Support of business development diligence and planning	20%
	•	Continue to build high performing global medical affairs, drug safety and clinical development organization	16%
	•	Complete enrollment of phase 3 trial in Japanese HoFH patients and initiate phase 3 trial in pediatric HoFH patients	16%
	•	Ensure delivery of global clinical registry of HoFH patients being treated with lomitapide and vascular imaging study	16%
	•	Achieve successful inspection by the Medicines and Healthcare Products Regulatory Agency of EU pharmacovigilance infrastructure and process and other key drug safety goals	16%
	•	Successful resolution of lomitapide pharmacokinetic (“PK”) questions arising from observations in Japanese PK study; implement labeling amendment agreed to by the U.S. Food and Drug Administration and the European Medicines Agency	16%

Mary Weger	•	Develop and execute strategic plan aligned with the long-range plan for organization development	30%
	•	Optimize talent acquisition for continued build-out and development of organizational capabilities and competencies	30%
	•	Successfully lead and implement total rewards and compensation strategy to drive retention, employee engagement and motivation	20%
	•	Continue to nurture culture by implementing a “Leadership Development Platform” and finalizing Aegerion corporate values and employee value proposition	10%
	•	Create an actionable corporate performance blueprint, utilizing Six Sigma principles, that will drive measurable increases in corporate performance, effectiveness and efficiency	10%

Long-Term Incentives (Stock Options)

We have a broad-based equity compensation program designed to reward and motivate our employees, including our named executive officers. Equity awards help align the interests of our named executive officers and other employees with the long-term interests of our stockholders, and provide an opportunity for employees to acquire ownership in the Company. Our equity award program has historically been in the form of stock options. Starting in 2015, as described below, we began granting a combination of restricted stock units and stock options to our executive officers and other eligible employees.

New Hire and Annual Awards

Each of our named executive officers received stock options in connection with his or her hire and upon promotion, as applicable. Our named executive officers are also eligible to receive annual stock option grants in an amount commensurate with individual and corporate performance and benchmarked at the market 50th percentile with the opportunity to earn up to the 75th percentile based solely upon achievement of superior performance, in each case relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey. These stock option awards provide our named executive officers with the right to purchase shares of our common stock at a fixed exercise price, subject to continued employment with our Company. Stock options granted prior to October 2013 generally vest over four years in equal monthly installments commencing immediately after the date of grant. In October 2013, we revised the vesting schedule for stock option grants to new hires and for annual grants to existing employees to provide that stock options granted on or after October 1, 2013 generally vest as to 25% of the options on the first anniversary of the grant date and vest in equally monthly installments as to the remaining shares over the remaining 36 months until fully vested. Performance-based stock option awards vest only upon the achievement of specific performance targets. We consider time-vesting stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant.

Performance-Based Long-Term Incentive Plan

In 2012, we implemented the LTIP to further align the focus of our executive team with the interests of our stockholders in achieving long-term value by providing incentive awards based on achievement of long term, pre-established corporate milestones and goals. The LTIP complements our annual cash compensation program and annual stock option grants by ensuring our executives remain focused on delivering long-term value and achieving established performance goals when making key decisions. The LTIP is delivered in the form of performance-based stock options tied to key long-term goals. The program is also designed to assist in retaining key executives critical to our long-term success. The LTIP, and the awards made pursuant to it, are subject to the terms of our 2010 Stock Option and Incentive Plan, or 2010 Option Plan. Each performance cycle under the LTIP is three years. As of December 31, 2014, we had granted awards for the 2012 – 2014, 2013 – 2015, and 2014 – 2016 performance cycles. The LTIP award for each performance cycle consists of stock options granted at the commencement of the relevant plan cycle that will vest upon the achievement of the performance goals specified in such LTIP award.

The options granted in the 2012 – 2014 performance cycle vested in their entirety on December 31, 2014 based upon the achievement at 100% of the goals for this performance cycle, which were set at the beginning of 2012. The number of shares subject to the LTIP award granted to each named executive officer in 2012 is set forth in the “Outstanding Equity Awards at Year-End” table in the “Executive Compensation” section of this proxy statement. The goals and their weightings were as follows:

2012 – 2014 LTIP Award Goals	Weight	Actual Performance	% Earned
Worldwide revenue of >$100M	40%	Achieved	40%
Marketing approval of lomitapide in the U.S., EU, and five additional countries	40%	Achieved	40%
>$1.125B market cap in any 30-day period during the performance cycle	20%	Achieved	20%

Unlike the 2012 – 2014 LTIP award, which vested only if all of the goals were met, the LTIP awards for the 2013 – 2015 and 2014 – 2016 performance cycles will vest as to the number of shares of stock underlying the option award, if any, that corresponds to the Company’s level of achievement against the performance goals applicable to such cycle. The performance goals, and their relevant weightings, for the 2013 – 2015 LTIP performance cycle are worldwide net revenues (40%), the number of revenue-generating countries in 2015 (30%), average market capitalization (20%), and clinical development of lomitapide (10%). The performance goals, and their relevant weightings, for the 2014 – 2016 LTIP performance cycle are worldwide net revenues (40%), non-GAAP profit before interest and tax from lomitapide operations in fiscal year 2016 (40%), and clinical development of lomitapide in Japanese HoFH patients and pediatric HoFH patients (20%). These specific goals were chosen due to their impact on our profitability and on our ability to obtain regulatory approvals for lomitapide in additional key markets. Due to the evolving nature of our business, and the need to focus on our near-term operational performance, the Compensation Committee, after consultation with our Chief Executive Officer, determined not to grant LTIP awards to our Chief Executive Officer nor our other executive officers for the 2015 – 2017 performance cycle.

The Compensation Committee establishes, selects and determines the program participants, the three-year performance goals and the type and amount of the incentive award tied to the performance goals. Our Chief Executive Officer and all executives who directly report to our Chief Executive Officer, including our named executive officers, participate in the program, and the Compensation Committee may also include other executives or members of senior management whose role or achievement in key areas is critical to ensure delivery of stockholder value. The level of achievement of our performance-based awards, including performance-based options, will be determined by an objective formula meeting the requirements of the LTIP Plan and that is consistent with the 2010 Option Plan. In the event of a sale event as defined in the 2010 Option Plan, the vesting of performance-based options held by our named executive officers will be treated like all other equity awards in accordance with the terms of their respective employment agreements, the 2010 Option Plan, or other award documents, but may also be accelerated at the discretion of the Compensation Committee.

Long-Term Incentive Award Determinations

In making grant decisions relating to our named executive officers, the Compensation Committee utilizes competitive market data provided by Radford to target our LTIP awards and annual stock option awards at the 50th to 75th percentile relative to our peer group and similar companies as shown on the Radford Global Life Sciences Survey for the executive’s position and also considers the executive’s level and scope of responsibility and potential contribution to the advancement of our corporate objectives. Typically, larger awards have been made to the named executive officers with the roles and responsibilities that are more likely to build long-term stockholder value through their potential to contribute to our growth and to help us achieve key milestones. Our LTIP awards are targeted at the 50th percentile of market, with an opportunity to earn up to the 75th percentile only if superior performance is achieved. In December 2014, in an effort to continue to manage our burn rate, the Compensation Committee approved new equity guidelines for the 2015 annual equity program, such that the annual grant for eligible employees, including our named executive officers, shall include restricted stock units as well as stock options, in a 2:1 ratio of options to restricted stock units. The restricted stock units will vest in equal installments over three years from the date of grant.

In 2014, the Compensation Committee made the following option grants to our named executive officers:

•	Mr. Beer – an annual grant of options to purchase 75,000 shares of our common stock and an LTIP award of options to purchase 50,000 shares of our common stock.

•	Mr. Fitzpatrick – an annual grant of options to purchase 20,000 shares of our common stock and an LTIP award of options to purchase 20,000 shares of our common stock.

•	Mr. Fraser – an annual grant of options to purchase 20,000 shares of our common stock and an LTIP award of options to purchase 20,000 shares of our common stock. Mr. Fraser was also granted options to purchase 50,000 shares of our common stock in August 2014 in connection with his promotion to Chief Operating Officer.

•	Dr. Sumeray – an annual grant of options to purchase 20,000 shares of our common stock and an LTIP award of options to purchase 20,000 shares of our common stock.

•	Ms. Weger – an annual grant of options to purchase 13,000 shares of our common stock and an LTIP award of options to purchase 15,000 shares of our common stock. Ms. Weger was also granted options to purchase 40,000 shares of our common stock in November 2014 in connection with her promotion to Chief Performance Officer.

Equity Grant Approvals/Timing

All grants to our named executive officers must be approved by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to grant stock options to employees other than executive officers based on a budget and guidelines approved by the Compensation Committee that are consistent with our overall compensation philosophy. All stock options are awarded with an exercise price equal to fair market value of a share of common stock on the date of grant calculated based on the closing market price of our common stock on such date. The grant date of equity awards will typically be determined on a regularly scheduled basis, as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (1) the employee’s hire date or promotion date or, as applicable, and (2) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be approved, if at all, on an annual basis in the first quarter of the year and will typically be made on the first trading day of April of each such year.

See “Potential Payments upon Termination or Change-in-Control” for a discussion of the change-in-control provisions related to stock options held by our named executive officers.

Other Compensation

Broad-based benefit programs. We currently maintain broad-based benefits and perquisites that are provided to all full-time employees, including our named executive officers, including health insurance, life and disability insurance, dental and vision insurance and a 401(k) plan.

Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code. Our 401(k) plan permits employees to make contributions up to the statutory limit. We have the discretion to match up to 50% of the first 6% of gross wages that an employee contributes, resulting in a maximum match by us that totals up to 3% of an employee’s gross wages (as further limited by statutorily defined annual compensation limits). We matched employee contributions in 2014.

Certain personal benefits. We generally provide relocation, commuting and related benefits to our named executive officers who do not live in the Cambridge, Massachusetts area.

Pursuant to his employment agreement, we provided Dr. Sumeray with a housing allowance towards the rental of an apartment in the Cambridge, Massachusetts area and to offset his associated tax liability related to such housing allowance. The amount of this allowance, including the cost to offset the associated tax liability, was $6,125 per month. We also agreed to reimburse Dr. Sumeray for his reimbursable travel expenses directly related to his commuting to our Cambridge offices and to offset his associated tax liability up to a maximum of 40% of the aggregate amount of such expenses, on a quarterly basis. The right to these benefits terminated on December 31, 2013.

Pursuant to his amended and restated employment agreement, which was entered into in connection with his promotion to Chief Operating Officer, we agreed to provide Mr. Fraser with a relocation transition allowance to cover the following expenses: (a) a housing allowance, not to exceed $4,500 per month, towards the rental of an apartment in the Cambridge, Massachusetts area, (b) his reimbursable travel expenses directly related to his commuting to our Cambridge offices, and (c) a “gross-up” payment in an amount necessary to offset his associated tax liability. We agreed to provide these benefits through July 31, 2016, provided that, if, prior to the 12-month anniversary of the payment of any relocation transition allowance, Mr. Fraser resigns or the Company terminates Mr. Fraser’s employment for cause, he shall repay to the Company the appropriate pro-rated amount of such allowance.

Pursuant to her amended and restated employment agreement, which was entered into in connection with her promotion to Chief Performance Officer, we agreed to provide Ms. Weger with a relocation transition allowance to cover the following expenses: (a) a housing allowance, not to exceed $4,500 per month, towards the rental of an apartment in the Cambridge, Massachusetts area, (b) her reimbursable travel expenses directly related to her commuting to our Cambridge offices, and (c) a “gross-up” payment in an amount necessary to offset her associated tax liability. We agreed to provide these benefits through September 30, 2016, provided that, if, prior to the 12-month anniversary of the payment of any relocation transition allowance, Ms. Weger resigns or the Company terminates Ms. Weger’s employment for cause, she shall repay to the Company the appropriate pro-rated amount of such allowance.

Severance and change-in-control payments/benefits. As discussed below in “Employment Agreements and Severance Agreements with Named Executive Officers” and in “Potential Payments Upon Termination or Change-in-Control,” we have agreements with our named executive officers providing certain severance benefits to them upon termination of their employment or in connection with a change in control of the Company, including the acceleration of vesting of then outstanding unvested equity awards. Our goal in providing severance and change in control benefits is to offer sufficient protection such that a named executive officer will devote his or her full time and attention to the requirements of the business rather than to the potential implications for his or her position. We prefer to have certainty regarding the potential severance amounts payable to our named executive officers under certain circumstances, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions in connection with a termination following a change in control are appropriate because such provisions will encourage our executives holding unvested equity awards, including our named executive officers, to stay focused on their responsibilities in such circumstances, rather than be distracted by the potential implications for them of the change in control.

Say-on-Pay Consideration

We provide our stockholders with the opportunity to cast an advisory vote, once every three years, to approve the compensation of our named executive officers (commonly referred to as “Say-on-Pay”). The last such advisory Say-on-Pay vote took place at our annual meeting of stockholders held in June 2014, at which a substantial majority (95.4%) of the votes cast on the proposal at that meeting voted in favor of approving the overall compensation of our named executive officers and our compensation philosophy, policies and practices. The Compensation Committee believes the results of that advisory Say-on-Pay vote affirm stockholders’ support of our approach to executive compensation, and we have not implemented any changes as a direct result of the vote. The Compensation Committee continues to review, assess and adjust our named executive officers’ compensation on a regular basis to best position the Company to achieve its compensation objectives. We expect that the Compensation Committee will continue to consider the outcome of advisory votes on executive compensation when making future compensation decisions with respect to our named executive officers.

Section 162(m) of the Internal Revenue Code and Accounting Considerations

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our named executive officers in a manner designed to promote our long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Section 162(m) of the Code limits to $1 million the amount a company may deduct for compensation paid to its chief executive officer and any of its other three named executive officers (excluding the chief financial officer). This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based compensation.” The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m). The stock options granted to our named executive officers were intended to be tax-deductible compensation under Section 162(m). Our annual cash incentive awards, as currently structured, are not considered performance-based for purposes of Section 162(m). Therefore, the value of those bonuses, had they been paid in 2014, in combination with the amount of salary and certain other elements of compensation, in excess of $1 million paid to our Chief Executive Officer or any of our three highest paid executive officers, other than our Chief Executive Officer and our Chief Financial Officer, would not be tax deductible by us.

The Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for 2014.

By the Compensation Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc.

Sol J. Barer, Ph.D., Chairman

David I. Scheer

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Executive Compensation Tables

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation earned, if applicable, during each of the last three years by our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)(3)	All Other Compensation ($)		Total Compensation ($)
Current Officers
Marc Beer	2014	$635,000	$—		$3,516,720	$—	$46,811	(4)	$4,198,531
	2013	584,200	—		5,875,091	569,595	7,650	(5)	7,036,536
	2012	500,000	—		2,439,286	325,000	7,500	(5)	3,271,786
Mark Fitzpatrick	2014	370,500	—		1,141,936	—	7,800	(5)	1,520,236
	2013	350,000	—		1,327,839	203,000	7,650	(5)	1,888,489
	2012	315,000	—		754,507	142,223	7,500	(5)	1,219,230
Craig Fraser (6)	2014	385,833			2,076,401	—	77,700	(7)	2,539,934
	2013	340,000	—		1,327,839	306,000	5,928	(5)	1,979,767
	2012	309,466	60,000	(8)	781,579	125,775	7,306	(5)	1,284,126
Mark Sumeray	2014	405,000	—		1,141,936	—	75,175	(9)	1,622,111
	2013	380,000	—		2,391,457	220,400	81,150	(10)	3,073,007
	2012	354,200	—		754,507	142,388	104,092	(11)	1,355,187
Mary Weger (12)	2014	341,264	—		1,295,050	—	23,643	(13)	1,659,957
	2013	320,000	—		1,025,343	168,000	—		1,513,343
	2012	280,500	60,000	(14)	2,035,103	108,554	—		2,434,157

(1)	Bonus and non-equity incentive compensation amounts are for performance in the applicable year, whether or not paid in the year the compensation was earned based on such performance.
(2)	Represents the grant date fair value of each named executive officer’s stock option award using the Black-Scholes option-pricing model in accordance with ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for each of the covered fiscal years. The grant date values of LTIP awards have been determined assuming the highest level of performance conditions associated with such awards will be achieved. The 2014 option awards underlying the corresponding 2014 dollar amounts for each named executive officer consist of:
•	For Mr. Beer: An LTIP award of options to purchase up to 50,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 75,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years.
•	For Mr. Fitzpatrick: An LTIP award of options to purchase up to 20,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 20,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years.
•

For Mr. Fraser: An LTIP award of options to purchase up to 20,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 20,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years, and an additional grant of options to purchase 50,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years in connection with his promotion to Chief Operating Officer.

•	For Dr. Sumeray: An LTIP award of options to purchase up to 20,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 20,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years.
•	For Ms. Weger: An LTIP award of options to purchase up to 15,000 shares of common stock upon the achievement of performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement, and an annual grant of options to purchase up to 13,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years, and an additional grant of options to purchase 40,000 shares of common stock, of which 25% of the options vest on the first anniversary of the grant date and the remaining 75% of the options will then vest in equal monthly installments over the next three years in connection with her promotion to Chief Performance Officer.
(3)	2013 amounts represent cash bonus payments paid in 2014 for performance in 2013 and 2012 amounts represent cash bonus payments paid in 2013 for performance in 2012. No cash bonus payments were made with respect to 2014 performance.
(4)	Represents gross-up payments to cover taxes paid or reimbursed to Mr. Beer in connection with his travel, accommodations, and dining expenses incurred related to a Company-sponsored trip for certain employees ($39,011); and 401(k) matching contributions ($7,800).
(5)	Represents a 401(k) matching contribution made with respect to the relevant fiscal year.
(6)	Mr. Fraser joined us as President, U.S. in November 2011, was promoted to President, U.S. & International Commercial & Global Manufacturing and Supply Chain in September 2012, and then promoted to Chief Operating Officer in August 2014.
(7)	Represents amounts paid or reimbursed to Mr. Fraser in connection with his housing expenses ($47,235); gross-up payments to cover taxes owed by Mr. Fraser for travel, accommodations, and dining expenses incurred related to a Company sponsored trip for certain employees ($22,665); and 401(k) matching contributions ($7,800).
(8)	Represents a one-time signing bonus paid to Mr. Fraser in accordance with his employment agreement.
(9)	Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($67,375) and 401(k) matching contributions ($7,800).
(10)	Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($73,500) and 401(k) matching contributions ($7,650), including an inadvertent overpayment that will be repaid.
(11)	Represents amounts paid or reimbursed to Dr. Sumeray in connection with his housing expenses ($73,500); gross-up payments to cover taxes on the housing reimbursement ($23,092), in accordance with his employment agreement; and 401(k) matching contributions ($7,500).
(12)	Ms. Weger joined us as Senior Vice President, Human Resources in December 2011, and was promoted to Chief Performance Officer in October 2014.
(13)	Represents amounts paid or reimbursed to Ms. Weger in connection with her relocation transition expenses ($13,500); gross-up payments to cover taxes on the relocation transition expenses ($2,953) and 401(k) matching contributions ($7,190).
(14)	Represents a one-time signing bonus paid to Ms. Weger in accordance with her employment agreement.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to awards under our non-equity and equity incentive plans made to our named executive officers during 2014.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (4)
			Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)	Target (#)
Current Officers
Marc Beer			355,600	444,500	666,750
	3/3/14	(5)				50,000	—	54.25	1,531,080
	4/1/14	(6)				—	75,000	47.11	1,985,640
Mark Fitzpatrick			133,380	166,725	250,088
	3/3/14	(5)				20,000	—	54.25	612,432
	4/1/14	(6)				—	20,000	47.11	529,504
Craig Fraser			166,000	207,500	311,250
	3/3/14	(5)				20,000	—	54.25	612,432
	4/1/14	(6)				—	20,000	47.11	529,504
	8/1/14	(6)					50,000	33.22	934,465
Mark Sumeray
	3/3/14	(5)	145,800	182,250	273,375	20,000	—	54.25	612,432
	4/1/14	(6)				—	20,000	47.11	529,504
Mary Weger
	3/3/14	(5)	110,400	138,000	207,000	15,000	—	54.25	459,324
	4/1/14	(6)				—	13,000	47.11	344,178
	11/3/14	(6)				—	40,000	20.93	491,548

(1)	Represents the 2014 threshold annual cash bonus, which is 80% of the target annual cash bonus. As discussed in the Compensation Discussion and Analysis section of this proxy statement, no 2014 cash bonus payments were made; this is also reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	Represents the 2014 target annual cash bonus. The target is based on a percentage of 2014 base salary, as set forth in the Compensation Discussion and Analysis section of this proxy statement.
(3)	Represents the 2014 maximum annual cash bonus. The maximum annual cash bonus in 2014 was 150% of target annual cash bonus for all our named executive officers.
(4)	Represents the grant date fair value using the Black-Scholes option-pricing model in accordance with ASC Topic 718. In determining the Black-Scholes value, we used the assumptions described in Note 13 to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The grant date values of LTIP awards have been determined assuming the highest level of performance conditions associated with such awards will be achieved.
(5)	Represents an LTIP award that vests in its entirety upon the achievement of specified performance goals during a three-year performance cycle from 2014-2016. The performance goals for these awards consist of worldwide net revenues in fiscal year 2016, non-GAAP profit before interest and taxes from lomitapide operations in fiscal year 2016, and progress of clinical study in Japanese HoFH patients as well as pediatric patients.
(6)	25% of these options vest on the anniversary of the grant date and the remaining 75% of the options will vest in equal monthly installments over the next three years.

Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to outstanding options held by our named executive officers at December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date
Current Officers
Marc Beer	732,873	(1)	—		—		$1.54	9/15/2020
	100,625	(2)	14,375		—		$17.64	6/1/2021
	120,000	(3)	—		—		$15.95	1/23/2022
	60,208	(4)	24,792		—		$17.30	2/1/2022
	—		—		157,500	(5)	$27.83	2/1/2023
	43,750	(6)	61,250		—		$39.02	4/1/2023
	—		—		50,000	(7)	$54.25	3/3/2024
	—		75,000	(8)	—		$47.11	4/1/2024
Mark Fitzpatrick	129,150	(9)	60,500		—		$17.64	6/1/2021
	65,000	(3)	—		—		$15.95	1/23/2022
	—		—		30,000	(5)	$27.83	2/1/2023
	11,458	(6)	16,042		—		$39.02	4/1/2023
	—		—		20,000	(7)	$54.25	3/3/2024
	—		20,000	(8)	—		$47.11	4/1/2024
Craig Fraser	43,583	(10)	22,917		—		$13.01	11/1/2021
	45,000	(3)	—		—		$15.95	1/23/2022
	14,062	(11)	10,938		—		$14.51	9/4/2022
	—		—		30,000	(5)	$27.83	2/1/2023
	11,458	(6)	16,042		—		$39.02	4/1/2023
	—		—		20,000	(7)	$54.25	3/3/2024
	—		20,000	(8)	—		$47.11	4/1/2024
	—		50,000	(12)	—		$33.22	8/1/2024
Mark Sumeray	55,917	(13)	47,083		10,000		$13.01	11/1/2021
	65,000	(3)	—		—		$15.95	1/23/2022
	—		—		20,000	(13)	$27.24	1/2/2023
	—		—		30,000	(5)	$27.83	2/1/2023
	11,458	(6)	16,042		—		$39.02	4/1/2023
	—		—		21,875	(14)	$39.02	4/1/2023
	—		—		20,000	(7)	$54.25	3/3/2024
	—		20,000	(8)	—		$47.11	4/1/2024
Mary Weger	54,688	(15)	20,312		—		$16.28	1/3/2022
	45,000	(3)	—		—		$15.95	1/23/2022
	20,833	(16)	19,167		—		$22.35	11/1/2022
	—		—		25,000	(5)	$27.83	2/1/2023
	8,333	(6)	11,667		—		$39.02	4/1/2023
	—		—		15,000	(7)	$54.25	3/3/2024
	—		13,000	(8)	—		$47.11	4/1/2024
	—		40,000	(17)	—		$20.93	11/3/2024

(1)	Represents an option to purchase 885,653 shares of our common stock granted to Mr. Beer on September 15, 2010, of which 9,400 were exercised in 2014 and 143,380 were exercised in 2013. The option is fully vested as of September 15, 2014 as it vested in equal monthly installments over a four-year period that commenced immediately after the grant date.

(2)	Represents an option to purchase 115,000 shares of common stock granted to Mr. Beer on June 1, 2011. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(3)	Represents an LTIP award granted in 2012 that vested in its entirety upon the achievement of specified performance goals on December 31, 2014, as generally described in the Compensation Discussion and Analysis section of this proxy statement.
(4)	Represents an option to purchase 85,000 shares of common stock granted to Mr. Beer on February 1, 2012. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(5)	Represents an LTIP award granted in 2013 that will vest in its entirety upon the achievement of specified performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement.
(6)	Represents an annual grant of options on April 1, 2013 to purchase shares of common stock that vests in equal monthly installments over four years
(7)	Represents an LTIP award granted in 2014 that will vest in its entirety upon the achievement of specified performance goals, as generally described in the Compensation Discussion and Analysis section of this proxy statement.
(8)	Represents an annual grant of options on April 1, 2014 to purchase shares of common stock, of which 25% will vest upon the first anniversary of the vest date and the remaining 75% will vest in equal monthly installments over the next three years.
(9)	Represents an option to purchase 220,000 shares of common stock granted to Mr. Fitzpatrick on June 1, 2011, of which 10,000 were exercised in 2014 and 20,350 were exercised in 2013. The option vests as follows: 132,000 options vest in equal monthly installments over a four-year period that commenced immediately after the grant date and 88,000 options vest in equal monthly installments over a four-year period that commenced on December 21, 2012, the date of marketing approval for JUXTAPID by the U.S. Food and Drug Administration (“FDA”).
(10)	Represents an option to purchase 100,000 shares of common stock granted to Mr. Fraser on November 1, 2011, of which 9,000 options were exercised in 2014 and 24,500 were exercised in 2013. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(11)	Represents an option to purchase 25,000 shares of common stock granted to Mr. Fraser on September 4, 2012. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(12)	Represents an option grant to purchase 50,000 shares of common stock granted to Mr. Fraser on August 1, 2014, of which 25% will vest upon the first anniversary of the grant date and the remaining 75% will vest in equal monthly installments over the next three years.
(13)	Represents an option to purchase up to 180,000 shares of common stock granted to Dr. Sumeray on November 1, 2011, of which 7,000 were exercised in 2014 and 40,000 were exercised in 2013. The shares underlying this option vest as follows: 100,000 options vest 1/24 on the grant date with the remainder vesting in equal monthly installments over a 46-month period that commenced immediately after the grant date; 30,000 options vest in equal monthly installments over a four-year period that commenced on December 21, 2012, the date of marketing approval for JUXTAPID by the FDA; 20,000 options vest in equal monthly installments over a four-year period that commenced on July 31, 2013, the date of marketing approval for lomitapide by the European Medicines Agency; 20,000 options were to vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of familial chylomicromenia, or FC; and 10,000 options vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric patients. On January 2, 2013, subject to Dr. Sumeray’s forfeiture of the option granted to him for the purchase of 20,000 shares to commence vesting upon the date of marketing approval of lomitapide for the treatment of FC, Dr. Sumeray was granted an option to purchase 20,000 shares of common stock that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.

(14)	Represents an option to purchase 21,875 shares of common stock that will vest in equal monthly installments over a four-year period commencing upon the date of marketing approval of lomitapide for the treatment of pediatric HoFH patients.
(15)	Represents an option to purchase 75,000 shares of common stock granted to Ms. Weger on January 3, 2012. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(16)	Represents an option to purchase 40,000 shares of common stock granted to Ms. Weger on November 1, 2012. The option vests in equal monthly installments over a four-year period that commenced immediately after the grant date.
(17)	Represents an option grant to purchase 40,000 shares of common stock granted to Ms. Weger on November 3, 2014, of which 25% will vest upon the first anniversary of the grant date and the remaining 75% will vest in equal monthly installments over the next three years.

Option Exercises

The following table provides information regarding the exercise of options with respect to our named executive officers during 2014. We have intentionally omitted columns regarding the vesting of restricted stock, as none of our named executive officers held restricted shares of our common stock in 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise (1)
Current Officers
Marc Beer	9,400	(2)	$—
Mark Fitzpatrick	10,000	(3)	337,231
Craig Fraser	9,000		395,608
Mark Sumeray	7,000		326,777
Mary Weger	—		—

(1)	Value realized on exercising is computed by multiplying the aggregate number of shares by the amount by which the closing price of our common stock on the exercise date exceeded the option’s exercise price.
(2)	Of the number of shares Mr. Beer acquired upon exercise, he held 9,400 shares and sold none.
(3)	Of the number of shares Mr. Fitzpatrick acquired upon exercise, he held 2,500 shares and sold 7,500 shares.

Employment Agreements and Severance Agreements with Named Executive Officers

Marc Beer. In August 2010, we entered into an employment agreement with Mr. Beer for the position of Chief Executive Officer. Mr. Beer’s employment agreement provided that he would receive a specified base salary and a merit bonus of a defined percentage of his base salary. For 2015, Mr. Beer’s base salary, which is reviewed annually and is subject to increase but not decrease, will be maintained at its 2014 level of $635,000 per year. Mr. Beer is also eligible for an annual merit bonus of up to 70% of his base salary, payable at the discretion of our Board of Directors or the Compensation Committee. Mr. Beer’s employment agreement provided for him to receive a stock option award to purchase a fixed number of shares of common stock representing approximately 6.5% of the total number of shares of our outstanding capital stock, on an as-converted basis, anticipated to be outstanding immediately prior to our initial public offering. For purposes of determining the shares subject to this stock option award, certain estimates and assumptions were mutually agreed upon by us and Mr. Beer. Mr. Beer is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as similarly-situated executive officers of the Company.

Mr. Beer’s employment agreement also provides that, subject to nomination, election and removal procedures, he will serve on our Board of Directors for as long as he is our Chief Executive Officer.

If Mr. Beer terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he is entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced by any compensation that Mr. Beer receives from another employer within 12 months of his separation, continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed with substantially comparable benefits and 25% acceleration of any unvested equity incentive awards. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release within 35 days of his termination and his compliance with certain restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants.

If within 18 months of a change in control (as defined in his employment agreement), Mr. Beer’s employment is terminated without cause or he terminates his employment for good reason, he will be entitled to a severance payment of (1) 1.5 times the sum of his base salary plus his bonus payment for the prior year, (2) continuation of health benefits with the Company continuing to pay its portion of the premiums until the earlier of the date that is 18 months after the date on which his employment terminates and the date he becomes re-employed with substantially comparable benefits, and (3) 100% acceleration of any unvested equity incentive awards.

Mark Fitzpatrick. In May 2011, we entered into an employment agreement with Mr. Fitzpatrick for the position of Chief Financial Officer. Mr. Fitzpatrick’s employment agreement provided that he would receive a specified base salary and merit bonus of a defined percentage of his base salary. For 2015, Mr. Fitzpatrick’s base salary, which is reviewed annually, will be maintained at its 2014 level of $370,500 per year. Mr. Fitzpatrick is also eligible for an annual merit bonus of up to 45% of his base salary, with the actual amount of any such bonus determined by the Compensation Committee and Chief Executive Officer at their discretion based upon corporate performance, Mr. Fitzpatrick’s achievement of a series of performance milestones and such other factors as the Compensation Committee, in its discretion, may deem appropriate. Mr. Fitzpatrick’s employment agreement also provided for the payment to him of a one-time signing bonus of $25,000, subject to repayment provisions that have lapsed.

Under his employment agreement, Mr. Fitzpatrick received a stock option award to purchase 220,000 shares of common stock, with 132,000 of such shares to vest in equal monthly installments over a four-year period commencing immediately after the grant date, and 88,000 of such shares to vest in equal monthly installments over a four-year period that commenced upon the date of marketing approval for JUXTAPID by the FDA. Mr. Fitzpatrick is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as similarly situated employees of the Company.

If Mr. Fitzpatrick terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he will be entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Mr. Fitzpatrick receives from another employer within 12 months of his separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and his compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Mr. Fitzpatrick’s employment terminated without cause or he terminates his employment for good reason, in addition to the severance benefits described in the preceding paragraph, he will be entitled to receive 100% acceleration of any unvested equity incentive awards.

Craig Fraser. In November 2011, we entered into an employment agreement with Mr. Fraser for the position of President, U.S. Mr. Fraser was promoted to President, U.S. Commercial & Global Manufacturing and Supply Chain, in September 2012. Mr. Fraser’s employment agreement provided that he would receive a specified base salary and merit bonus of a defined percentage of his base salary. We amended and restated Mr. Fraser’s employment agreement after his promotion to the position of Chief Operating Officer in August 2014. Effective August 1, 2014, in connection with his promotion, Mr. Fraser’s base salary was increased to $415,000 per year. For 2015, Mr. Fraser’s base salary, which is reviewed annually, will be maintained at $415,000. Mr. Fraser is also eligible for an annual merit bonus, which was increased, in connection with his promotion, from up to 45% of his base salary to up to 50% of his base salary, with the actual amount of any such bonus determined by our Board of Directors and Chief Executive Officer at their discretion based upon corporate performance, Mr. Fraser’s achievement of a series of performance milestones and such other factors as our Board of Directors, in its discretion, may deem appropriate. Mr. Fraser’s employment agreement also provided for the payment to him of a one-time signing bonus of $60,000, which was subject to repayment provisions that have lapsed.

Pursuant to his amended and restated employment agreement, Mr. Fraser will receive a relocation transition allowance to cover the following expenses: (a) a housing allowance, not to exceed $4,500 per month, towards the rental of an apartment in the Cambridge, Massachusetts area, (b) his reimbursable travel expenses directly related to his commuting to our Cambridge offices, and (c) a “gross-up” payment in an amount necessary to offset his associated tax liability. We agreed to provide these benefits through July 31, 2016, provided that, if, prior to the 12-month anniversary of the payment of any relocation transition allowance, Mr. Fraser resigns or the Company terminates Mr. Fraser’s employment for cause, he shall repay to the Company the appropriate pro-rated amount of such allowance.

Under his employment agreement, Mr. Fraser received a stock option award to purchase 100,000 shares of common stock, with such shares to vest in equal monthly installments over a four-year period commencing immediately after the grant date. In connection with his promotion in August 2014, Mr. Fraser received an additional stock option award to purchase 50,000 shares of common stock, which will vest as to 25% of the options on the first anniversary of the grant date and in equally monthly installments as to the remaining shares until fully vested. Mr. Fraser is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as similarly situated employees of the Company.

If Mr. Fraser terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he will be entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Mr. Fraser receives from another employer within 12 months of his separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and his compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Mr. Fraser’s employment is terminated without cause or he terminates his employment for good reason, in addition to the severance benefits described in the preceding paragraph, he will be entitled to receive 100% acceleration of any unvested equity incentive awards.

Mark Sumeray. In August 2011, we entered into an employment agreement with Dr. Sumeray for the position of Chief Medical Officer. Dr. Sumeray’s employment agreement provided that he would receive a specified base salary and merit bonus of a defined percentage of his base salary. In 2015, Dr. Sumeray’s base salary, which is reviewed annually, was maintained at its 2014 level of $405,000 per year. Dr. Sumeray is also eligible for a merit bonus of up to 45% of his base salary, with the actual amount of any such bonus determined by our Board of Directors and Chief Executive Officer at their discretion based upon corporate performance, Dr. Sumeray’s achievement of a series of performance milestones and such as other factors as our Board of Directors, in its discretion, may deem appropriate. Dr. Sumeray’s employment agreement also provided for the payment to him of a one-time signing bonus of $60,000, which was subject to repayment provisions that have lapsed.

Under his employment agreement, Dr. Sumeray received a housing allowance of up to $3,675 per month for an apartment in the Cambridge, Massachusetts area, which allowance was subject to assessment by us from time to time at our discretion. This housing allowance was eligible to be grossed up to a maximum of $5,145 per month to help offset a portion of Dr. Sumeray’s tax liabilities relating to such housing allowance. We also agreed to reimburse Dr. Sumeray’s travel expenses directly related to his commuting to the Cambridge, Massachusetts area, which reimbursements are also eligible to be grossed up to a maximum of 40% of the aggregate amount of such expenses, on a quarterly basis, to help offset Dr. Sumeray’s tax liabilities associated with such travel reimbursements. The right to these benefits terminated on December 31, 2013.

Under his employment agreement, Dr. Sumeray received a stock option award to purchase 180,000 shares of our common stock under the 2010 Option Plan, with 100,000 of such shares to commence vesting upon the grant date and 80,000 of such shares to commence vesting in four tranches commencing upon the achievement of specific milestones. As approved by our Board of Directors, the options to purchase 100,000 of such shares commenced vesting in installments over a 46-month period, with 1/24 of such shares vesting on the grant date and the remainder of the shares vesting in 46 equal monthly installments over the 46-month period commencing immediately after the grant date, and the options to purchase 80,000 of such shares vest upon the achievement of certain performance objectives, as set forth in Footnote 7 to the “Outstanding Equity Awards at Year-End” table in this proxy statement.

If Dr. Sumeray terminates his employment for good reason (as defined in his employment agreement) or if we terminate his employment without cause (as defined in his employment agreement), he is entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Dr. Sumeray receives from another employer within 12 months of his separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which his employment terminates and the date he becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon his execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and his compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Dr. Sumeray is terminated without cause or he terminates his employment for good reason, in addition to the severance benefits described in the preceding paragraph, he will be entitled to 100% acceleration of any unvested equity incentive awards.

Mary Weger. In December 2011, we entered into an employment agreement with Ms. Weger for the position of Senior Vice President, Human Resources. Ms. Weger’s employment agreement provided that she would receive a specified base salary and merit bonus of a defined percentage of her base salary. We amended and restated Ms. Weger’s employment agreement after her promotion to the position of Chief Performance Officer in October 2014. Effective October 1, 2014, in connection with her promotion, Ms. Weger’s base salary was increased to $345,000 per year. For 2015, Ms. Weger’s base salary, which is reviewed annually, will be maintained at $345,000. Ms. Weger is also eligible for an annual merit bonus up to 40% of her base salary, with the actual amount of any such bonus determined by our Board of Directors and Chief Executive Officer at their discretion based upon corporate performance, Ms. Weger’s achievement of a series of performance milestones and such other factors as our Board of Directors, in its discretion, may deem appropriate. Ms. Weger’s employment agreement also provided for the payment to her of a one-time signing bonus of $60,000, which was subject to repayment provisions that have lapsed.

Pursuant to her amended and restated employment agreement, Ms. Weger will receive a relocation transition allowance to cover the following expenses: (a) a housing allowance, not to exceed $4,500 per month, towards the rental of an apartment in the Cambridge, Massachusetts area, (b) her reimbursable travel expenses directly related to her commuting to our Cambridge offices, and (c) a “gross-up” payment in an amount necessary to offset her associated tax liability. We agreed to provide these benefits through September 30, 2016, provided that, if, prior to the 12-month anniversary of the payment of any relocation transition allowance, Ms. Weger resigns or the Company terminates Ms. Weger’s employment for cause, she shall repay to the Company the appropriate pro-rated amount of such allowance.

Under her employment agreement, Ms. Weger received a stock option award to purchase 75,000 shares of common stock, with such shares to vest in equal monthly installments over a four-year period commencing immediately after the grant date. In connection with her promotion in October 2014, Ms. Weger received an additional stock option award to purchase 40,000 shares of common stock, which will vest as to 25% of the options on the first anniversary of the grant date and in equally monthly installments as to the remaining shares until fully vested. Ms. Weger is eligible to participate in our employee benefit plans to the extent she is eligible for those plans, on the same terms as similarly situated employees of the Company.

If Ms. Weger terminates her employment for good reason (as defined in her employment agreement) or if we terminate her employment without cause (as defined in her employment agreement), she will be entitled to receive as severance compensation 12 months’ base salary continuation, which will be reduced dollar for dollar by any compensation that Ms. Weger receives from another employer within 12 months of her separation, and continuation of health benefits with the Company continuing to pay its portion of the premiums for the earlier of the date that is 12 months after the date on which her employment terminates and the date she becomes re-employed and eligible for health and/or dental insurance. These payments and benefits are conditioned upon her execution of a separation agreement that includes a general release of claims in a form acceptable to the Company and her compliance with certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.

If, within 18 months of a sale event (as defined in the 2010 Option Plan), Ms. Weger’s employment is terminated without cause or she terminates her employment for good reason, in addition to the severance benefits described in the preceding paragraph, she will be entitled to receive 100% acceleration of any unvested equity incentive awards.

Potential Payments Upon Termination or Change-in-Control

The table below reflects, as applicable, cash severance, option acceleration, continuation of health benefits, and accrued vacation benefits payable to our named executive officers (1) in connection with the termination of his or her employment relationship without cause or resignation for good reason and (2) in connection with termination without cause or resignation for good reason following a sale event or a change in control, as applicable, in each case, and assuming that the triggering event took place on December 31, 2014. See also “– Employment Agreements and Severance Agreements with Executive Officers.”

Name	Benefit	Termination without Cause		Resignation for Good Reason		Termination without Cause in Connection with Sale Event or Change in Control		Resignation for Good Reason in Connection with Sale Event or Change in Control
Current Officers
Marc Beer	Cash Severance	$635,000	(1)	$635,000	(1)	$952,500	(2)	$952,500	(2)
	Option Acceleration	34,420	(3)	34,420	(3)	137,680	(4)	137,680	(4)
	Health Benefits	18,902	(5)	18,902	(5)	28,353	(6)	28,353	(6)
	Accrued Vacation Pay (7)	—		—		—		—
Mark Fitzpatrick	Cash Severance	$370,500	(1)	$370,500	(1)	$370,500	(1)	$370,500	(1)
	Option Acceleration	—		—		199,650	(4)	199,650	(4)
	Health Benefits	18,976	(5)	18,976	(5)	18,976	(5)	18,976	(5)
	Accrued Vacation Pay (7)	—		—		—		—
Craig Fraser	Cash Severance	$415,000	(1)	$415,000	(1)	$415,000	(1)	$415,000	(1)
	Option Acceleration	—		—		252,063	(4)	252,063	(4)
	Health Benefits	2,175	(5)	2,175	(5)	2,175	(5)	2,175	(5)
	Accrued Vacation Pay (7)	—		—		—		—
Mark Sumeray	Cash Severance	$405,000	(1)	$405,000	(1)	$405,000	(1)	$405,000	(1)
	Option Acceleration	—		—		452,668	(4)	452,668	(4)
	Health Benefits	18,781	(5)	18,781	(5)	18,781	(5)	18,781	(5)
	Accrued Vacation Pay (7)	—		—		—		—
Mary Weger	Cash Severance	$345,000	(1)	$345,000	(1)	$345,000	(1)	$345,000	(1)
	Option Acceleration	—		—		95,054	(4)	95,054	(4)
	Health Benefits	13,037	(5)	13,037	(5)	13,037	(5)	13,037	(5)
	Accrued Vacation Pay (7)	—		—		—		—

(1)	Represents 12 months continuation of such executive’s base salary as in effect at December 31, 2014.
(2)	Represents 1.5 times the sum of $635,000, Mr. Beer’s base salary as in effect at December 31, 2014, plus his prior year bonus, which for 2014 was $0.
(3)	Represents the in-the-money value of 25% of the unvested portion of Mr. Beer’s equity awards as of December 31, 2014. The value is calculated by multiplying the number of shares subject to such 25% acceleration by the amount by which $20.94, the closing price of our common stock on December 31, 2014, exceeds the exercise price of the applicable equity award.
(4)	Represents the in-the-money value of 100% of the unvested portion of such executive’s equity awards as of December 31, 2014. The value is calculated by multiplying the number of shares subject to such 100% acceleration by the amount by which $20.94, the closing price of our common stock on December 31, 2014, exceeds the exercise price of the applicable equity award.
(5)	Represents 12 months continuation of the executive’s health insurance benefits.
(6)	Represents 18 months continuation of the executive’s health insurance benefits.
(7)	Represents the monetary value of the executive’s accrued but unused vacation as of December 31, 2014.

The 2010 Option Plan provides that upon the effective time of a “sale event” (as defined below), except as otherwise provided in an award agreement, all awards under the 2010 Option Plan will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. The 2010 Option Plan also provides, that in the event of such termination, all options and stock appreciation rights will become fully exercisable as of the effective time of the sale event and all other awards will become fully vested and nonforfeitable as of the effective time of the sale event, except as the administrator may otherwise specify with respect to particular awards, and any awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the administrator’s discretion. In the event of such termination, participants holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights prior to the sale event. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights. Under the 2010 Option Plan, a sale event is defined as the consummation of:

•	the sale of all or substantially all of our assets and our subsidiaries on a consolidated basis to an unrelated person or entity;

•	a merger, reorganization or consolidation in which the outstanding shares of our Common Stock are converted into or exchanged for securities of the successor entity and the holders of our outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or

•	the sale of all or a majority of our stock to an unrelated person or entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons holding more than 10% of our common stock to file initial reports of beneficial ownership and changes in beneficial ownership of our securities. Based solely on information provided to us by our directors and executive officers, we believe that, during 2014, all such parties timely filed all reports they were required to file under Section 16(a), other than reports related to option grants made on April 1, 2014 to each of the Company’s officers who are required to file such reports, which were filed on April 21, 2014.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2014 relating to our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity plans approved by security holders (1)	5,524,414	(2)	$15.55	(3)	1,254,711	(4)
Equity plans not approved by security holders (5)	1,150,545		$47.06		1,520,261

Total	6,674,959		$17.78		2,774,972

(1)	Consists of the 2010 Option Plan and the 2006 Option Plan. We stopped making awards under the 2006 Option Plan as of the approval of the 2010 Option Plan in October 2010.
(2)	Consists of stock options covering 5,258,184 shares of common stock and 266,230 of restricted stock units.
(3)	The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock units, which do not have an exercise price.
(4)	Consists of shares available under the 2010 Option Plan and the 2006 Option Plan. The shares reserved for issuance under the 2010 Option Plan are automatically increased by 4% as of January 1 of each year.
(5)	Consists of our Inducement Award Stock Option Plan, or the Inducement Plan, used exclusively for the grant of options to new employees other than officers subject to the reporting obligations of Section 16 of the Exchange Act. In October 2013, the Board of Directors approved an amendment to the Inducement Plan to reserve an additional 1,000,000 shares of common stock to be used, by December 31, 2014, exclusively for the grant of options to new employees other than the Section 16 officers. In January 2015, the Board of Directors approved an amendment to the Inducement Plan to reserve an additional 750,000 shares of common stock to be used, by December 31, 2015, exclusively for the grant of options to new employees other than Section 16 officers. The Board also approved the use in 2015 of shares remaining under the 2014 inducement stock option pool for such purpose. All of the information in this row relates to stock option awards, the only type of equity awards that we can issue under the Inducement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2014, we have not engaged in any “related person” transactions with our directors, executive officers or holders of 5% or more of our voting securities, affiliates or any member of the immediate family of the foregoing persons.

Policies for Approval of Related Person Transactions

Our Board of Directors reviews and approves any transaction between the Company and any director, officer or holder of 5% or more of our voting securities, or their respective affiliates, each, a related person. We have adopted a written related person transaction approval policy that governs the review of related person transactions. Pursuant to this policy, if we want to enter into a transaction with a related person, our general counsel will review the proposed transaction to determine, based on applicable NASDAQ Rules and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related person transaction unless our general counsel has either specifically confirmed in writing that no further reviews are necessary or that all requisite corporate approvals have been obtained.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors has voted to nominate Sandford D. Smith, Paul Thomas, and Anne VanLent for election as Class II directors at the Annual Meeting, each to serve for a term of three years until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Sandford D. Smith, Paul Thomas, and Anne VanLent as Class II directors. In the event that any of the nominees becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board of Directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

Our Board of Directors recommends a vote “FOR” the election of each of Sandford D. Smith, Paul Thomas, and Anne VanLent as a Class II director, and proxies solicited by the Company will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

PROPOSAL NO. 2 – APPROVAL OF THE COMPANY’S OPTION TO SETTLE CONVERSIONS OF OUR CONVERTIBLE SENIOR NOTES IN CASH, SHARES OF OUR COMMON STOCK, OR THROUGH A COMBINATION OF CASH AND OUR COMMON STOCK, AT OUR ELECTION

Background and Reason for Seeking Stockholder Approval

On August 15, 2014, we issued Convertible Senior Notes (the “Notes”) in a private offering to qualified institutional buyers (the “Initial Purchasers”), pursuant to Rule 144A under the Securities Act of 1933, as amended. On August 21, 2014, we issued additional Notes to the Initial Purchasers. The Notes pay interest at a rate of 2.00% and are due in 2019. The aggregate principal amount of the Notes was $325.0 million, of which our net proceeds after fees and expenses were approximately $316.6 million. We used approximately $26.1 million of the proceeds to enter into convertible note hedge transactions and warrant transactions. We used the remainder of the net proceeds to repurchase an aggregate of approximately $35.0 million of our outstanding common stock from certain purchasers of notes in privately negotiated, off-market transactions, and the balance was used towards the acquisition of MYALEPT in January 2015 for $325.0 million.

The Notes are convertible into shares of our common stock at an initial conversion rate of 24.2866 shares per $1,000 principal amount of Notes, which is equivalent to approximately $41.175 per share. The initial conversion price represents a 35% premium to the $30.50 per share closing price of our common stock on August 11, 2014, the date we priced the offering of the Notes. The conversion right begins on February 15, 2019, or earlier upon the occurrence of certain specified events or the satisfaction of certain conditions. Additional information regarding the terms of the Notes is below under “Summary of Terms and Conditions of the Notes.”

As issued, the conversion of the Notes may only be settled in shares of our common stock. However, under the terms of the Notes, we will have the option to settle conversions of the Notes in cash, shares of our common stock, or through any combination of cash and common stock, at our election. This option (referred to as “flexible settlement” in this proxy statement) is available only if we first obtain stockholder approval in accordance with NASDAQ requirements. As a NASDAQ -listed company, we are subject to NASDAQ Listing Rule 5635(d)(2). This rule requires that we obtain stockholder approval prior to implementing the flexible settlement feature in connection with the conversion of a principal amount of the Notes that could result in the issuance of an aggregate amount of common stock, issued pursuant to the flexible settlement feature, equal to 20% or more of our common stock outstanding on the date the offering of the Notes was priced. Based on a total of 29,562,686 shares of our common stock outstanding as of August 11, 2014, we must obtain stockholder approval of the potential issuance of more than 5,912,537 shares of our common stock pursuant to the flexible settlement feature.

Reason for Stockholder Approval

Our Board of Directors believes the flexible settlement feature will benefit our stockholders by providing us with financial flexibility in the conversion of the Notes. This flexibility will allow us to use the settlement method that is in the best interests of us and our stockholders at the time of conversion. At the time of conversion, we would have the option to issue shares of our common stock to preserve cash or, instead, use cash to reduce dilution of existing stockholders.

Vote Required; Recommendation of the Board of Directors

The terms of the Notes do not require us to seek stockholder approval of the flexible settlement feature, and we will not incur any penalties under the Notes if our stockholders do not approve the flexible settlement feature. However, under the NASDAQ rule described above, the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the flexible settlement feature in connection with the potential issuance of more than 5,912,537 shares of our common stock.

Our Board of Directors recommends a vote “FOR” the approval of the flexible spending feature for the potential conversion of the Notes.

Summary of Terms and Conditions of the Notes

Below is a summary of the terms and conditions of the Notes. The following summary contains basic information about the Notes and is not a complete description of the Notes. Stockholders should read the indenture, included as Exhibit 4.1 to the Current Report on Form 8-K filed by us on August 15, 2014, for a more detailed account of the terms and conditions of the Notes. Copies of these documents also are available from us upon request.

Maturity; Interest. The Notes will mature on August 15, 2019, unless earlier converted, redeemed, or purchased by us. The Notes will bear interest at a rate of 2.00% per annum, payable semi-annually in arrears, commencing on February 15, 2015.

Ranking. All payments due under the Notes will be unsecured and unsubordinated obligations of ours and will rank senior in right of payment to any indebtedness that is expressly subordinated to the Notes; rank equal in right of payment to any of our future unsecured indebtedness that is not subordinated; be effectively subordinated in right of payment to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all future indebtedness and liabilities of our subsidiaries.

Conversion Right. Prior to the close of business on the business day immediately preceding February 15, 2019, holders may convert the Notes only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on December 31, 2014 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the indenture) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the notes on each such trading day;

•	upon the occurrence of specified corporate events; or

•	at any time if we have not received stockholder approval of the flexible settlement feature.

On or after February 15, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate will initially be 24.2866 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $41.175 per share). The conversion rate is subject to customary antidilution adjustments. In addition, upon the occurrence of a “make-whole fundamental change” (as defined in the indenture), in certain circumstances, the conversion rate may be increased by a number of additional shares for a holder that converts its Notes in connection with such make-whole fundamental change.

Conversion Settlement. Upon conversion of a Note, we will deliver for each $1,000 principal amount of converted Notes a number of shares of our common stock equal to the conversion rate (and cash in lieu of fractional shares). However, if we receive stockholder approval of the flexible settlement feature, we will settle conversions of the Note through payment or delivery, as the case may be, of cash, shares of common stock, or a combination of cash and stock, at our election. If we receive stockholder approval and we elect to settle conversions through the payment of cash or payment or delivery of a combination of cash and shares, our conversion obligation will be based on the volume weighted average prices of our common stock for each trading day in a 40 trading day observation period.

Obligation to Purchase. Upon the occurrence of a “fundamental change” (as defined in the indenture), subject to certain conditions, holders of the Notes may require us to purchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus any then accrued, but unpaid, interest.

No Redemption. We may not redeem the Notes prior to the maturity date. No “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically.

Accounting Effect on Reported Financial Results

If the stockholders approve the flexible settlement feature, we may settle conversions of the Notes in cash, shares of our common stock, or any combination thereof, at our election. The approval may cause an impact to dilutive earnings per share if we adopt a policy to settle conversion in cash or a combination of cash and common stock. There would be no effect of the approval in periods of loss per share or if we do not elect such a policy.

If the stockholders approve the flexible settlement feature and this flexible settlement feature is triggered, even if holders do not elect to convert their Notes, we could be required under applicable accounting rules to reclassify all or a portion of the equity component of the Notes as a liability, or all or a portion of the outstanding principal of the Notes as a current rather than long-term liability, which would result in a material reduction of net working capital.

PROPOSAL NO. 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 for ratification by the stockholders at the Annual Meeting. Neither our by-laws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2015 if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Ratification of the selection of Ernst & Young LLP requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal No. 3. An abstention vote will have the same effect as a vote “Against” this Proposal No. 3. Discretionary votes by banks, brokers and other nominees on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit and our financial statements. The Audit Committee has also reviewed the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed with Ernst & Young LLP its independence from the Company.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee unanimously recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

By the Audit Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc.

Anne VanLent, Chair of the Audit Committee

Paul G. Thomas

Sandford D. Smith

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Fees and Services of Ernst & Young LLP

The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2014 and December 31, 2013:

Fee Category	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees	$740,000	$467,500
Audit-Related Fees	371,000	90,000
Tax Fees	474,909	110,615

Total Fees	$1,585,909	$668,115

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Service, or the Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services to be performed by the independent registered accounting firm may be pre-approved. Unless a type of service has been pre-approved pursuant to the Pre-Approval Policy, it must be separately pre-approved by the Audit Committee or the Chair of the Audit Committee before it may be provided by the independent registered accounting firm. Pursuant to the Pre-Approval Policy, certain audit services, audit-related services, tax services and other services have been pre-approved by the Audit Committee. Below is a brief summary of each category of services and the types of services that the Audit Committee has pre-approved in such category.

Audit services are services necessary for the audit of our annual financial statements and the review of our quarterly financial statements and services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent auditor.

Tax services are professional services rendered for tax compliance, tax advice and tax planning. Services include tax services related to U.S. federal, state and local tax planning and advice and compliance, international tax planning and compliance, review of federal, state, local and international income, franchise and other tax reports and licensing or purchase of income tax preparation software from the independent registered accounting firm, provided the functionality is limited to preparation of tax returns.

Other services are services other than audit, audit-related or tax services that are routine and recurring services that would not impair the independence of the auditor.

All of the services performed by the independent registered accounting firm that were performed in our fiscal years ended December 31, 2014 and December 31, 2013 were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy materials for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholders’ proposals must be received by us at our principal executive offices at One Main Street, Suite 800, Cambridge, Massachusetts 02142 no later than December 31, 2015. Proposals received after that date will not be considered for inclusion in the Company’s proxy materials for the 2016 annual meeting.

Stockholders who intend to present a proposal or nominate a director at the 2016 Annual Meeting of Stockholders without inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance written notice of such proposal to us, at the address listed in the following paragraph, not earlier than February 26, 2016 and not later than March 27, 2016; provided, however, that in the event that the date of the 2016 Annual Meeting of Stockholders is more than thirty (30) days before or more than sixty (60) days after the anniversary date of this year’s annual meeting of stockholders, or if no annual meeting of stockholders were held for 2015, notice by the stockholder to be timely must be delivered not earlier than the close of business on the ninetieth (90th) day prior to the 2016 Annual Meeting of Stockholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2016 Annual Meeting of Stockholders or the tenth (10th) day following the day on which we first make a public announcement of the date of the 2016 Annual Meeting of Stockholders.

All stockholder proposals should be delivered to the attention of our Secretary, c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, Massachusetts 02142. We suggest that proposing stockholders submit his or her proposals by certified mail, return receipt requested. We advise you to review our Amended and Restated By-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If a proposal is received on a timely basis and properly comes before the meeting, management may still exercise discretionary voting authority on the proposal in connection with proxies solicited by the Company for the meeting under circumstances consistent with the proxy rules of the SEC.

HOUSEHOLDING OF MEETING MATERIALS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial owners of our common stock who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notice for all beneficial owners of our common stock having that address. This procedure will reduce our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact the Investor Relations Department at One Main Street, Suite 800, Cambridge, Massachusetts 02142, or e-mail Investor Relations at investorrelations@aegerion.com. We will respond promptly to such requests.

For those beneficial owners who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those beneficial owners notifies us, in the same manner described above, that they wish to receive a printed copy for each beneficial owners at that address.

GENERAL

Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Anne Marie Cook Senior Vice President, General Counsel and Secretary Aegerion Pharmaceuticals, Inc.

REVOCABLE PROXY AEGERION PHARMACEUTICALS, INC.

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.     By Telephone (using a Touch-Tone Phone); or

2.     By Internet; or

3.     By Mail.

To Vote by Telephone:

Call 1-800-690-6903 Toll-Free on a Touch-Tone Phone prior to 11.59 p.m. Eastern Daylight Time, June 24, 2015.

To Vote by Internet:

Go to http://www.proxyvote.com and follow the instructions prior to 11:59 p.m. Eastern Daylight Time, June 24, 2015.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

	Please check this box if you plan to attend the Annual Meeting of Shareholders	☐
	Mark here for address change and note change.	☐

Annual Meeting Materials are available at: www.proxyvote.com

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

				For	Withhold	For All Except			For	Against	Abstain
1.	Election of three Class II Directors:			☐	☐	☐	2.	To approve the Company’s option to settle conversions of our 2.00% Convertible Senior Notes due 2019 issued in August 2014 in cash, shares of our common stock, or through a combination of cash and our common stock, at our election.	☐	☐	☐
	(1) Sandford D. Smith	(2) Paul Thomas	(3) Anne VanLent

								The Board of Directors recommends a vote “FOR” the proposal.

							3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.							The Board of Directors recommends a vote “FOR” the proposal.

The Board of Directors recommends a vote “FOR” the nominees.							4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above
Please sign your name exactly as it appears on the stock certificate. All of several joint owners should sign. Fiduciaries should give full title.

AEGERION PHARMACEUTICALS, INC. – ANNUAL MEETING, JUNE 25, 2015

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.rrdezproxy.com/2015/Aegerion

You can vote in one of three ways:

1.	Call toll free 1-800-690-6903 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.proxyvote.com and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

AEGERION PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 25, 2015

9:00 a.m. (EDT)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby makes, constitutes and appoints Mark J. Fitzpatrick and Anne Marie Cook, or either one of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all shares of Common Stock of Aegerion Pharmaceuticals, Inc. held of record by the undersigned on April 27, 2015, at the Annual Meeting of Stockholders to be held at One Main Street, East Arcade Conference Center, Cambridge, MA 02142, on Thursday, June 25, 2015, at 9:00 a.m. (EDT), or any adjournment or postponement thereof, for the following purposes:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2 AND ITEM 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.